Exhibit 10.2

EXECUTION COPY

THE BOEING COMPANY

FIVE-YEAR

CREDIT AGREEMENT

among

THE BOEING COMPANY

for itself and on behalf of its Subsidiaries,

as a Borrower

THE LENDERS PARTY HERETO

CITIBANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.

as Syndication Agent

and

CITIBANK, N.A.

and

JPMORGAN CHASE BANK, N.A.,

as Joint Lead Arrangers and Joint Book Managers

dated as of October 30, 2019

i

ARTICLE 4 COVENANTS OF TBC

4.1	Affirmative Covenants of TBC	42
4.2	General Negative Covenants of TBC	43
4.3	Financial Statement Terms	45
4.4	Waivers of Covenants	45

ARTICLE 5 CONDITIONS PRECEDENT TO BORROWINGS AND ISSUANCES

5.1	Conditions Precedent to the Initial Borrowing or Initial Issuance of TBC	46
5.2	Conditions Precedent to Each Borrowing and Each Issuance of TBC	46
5.3	[Reserved]	47
5.4	Conditions Precedent to the Initial Borrowing and Issuance of a Subsidiary Borrower	47
5.5	Conditions Precedent to Each Borrowing or Issuance of a Subsidiary Borrower	48

ARTICLE 6 EVENTS OF DEFAULT

6.1	Events of Default	49
6.2	Lenders’ Rights upon Borrower Default	50
6.3	Actions in Respect of the Letters of Credit upon Borrower Default	50

ARTICLE 7 THE AGENT

7.1	Appointment and Authority	51
7.2	Rights as a Lender	51
7.3	Exculpatory Provisions	52
7.4	Reliance by Agent	53
7.5	Indemnification	53
7.6	Resignation of Agent	54
7.7	Delegation of Duties	55
7.8	Non-Reliance on Agent and Other Lenders	55
7.9	No Other Duties, etc	55
7.10	Lender ERISA Representation	55

ARTICLE 8 MISCELLANEOUS

8.1	Modification, Consents and Waivers	56
8.2	Notices	57
8.3	Costs, Expenses and Taxes	58
8.4	Binding Effect	59
8.5	Severability	59
8.6	Governing Law	59
8.7	Headings	59
8.8	Execution in Counterparts	59
8.9	Right of Set-Off	59
8.10	Confidentiality	60
8.11	Agreement in Effect	60
8.12	No Liability of the Issuing Banks	60
8.13	Patriot Act Notice	61

ii

8.14	Jurisdiction, Etc.	61
8.15	No Fiduciary Duty	62
8.16	Waiver of Jury Trial	62
8.17	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	62

Exhibit A	-	Note
Exhibit B	-	Notice of Borrowing
Exhibit C	-	Request for Alteration
Exhibit D	-	Borrower Subsidiary Letter
Exhibit E	-	Extension Request
Exhibit F	-	Continuation Notice
Exhibit G	-	Opinion of Counsel of the Company
Exhibit H	-	Opinion of Counsel for Agent
Exhibit I	-	Opinion of in-house counsel to Subsidiary Borrower
Exhibit J	-	Guaranty of TBC
Exhibit K	-	Opinion of Counsel to TBC

Schedule I	-	Commitments
Schedule II	-	Agent Contact Details

iii

CREDIT AGREEMENT

Dated as of October 30, 2019

THE BOEING COMPANY, a Delaware corporation (“TBC” or the “Company”), for itself and on behalf of the other BORROWERS (as defined below), the LENDERS (as defined below), CITIBANK, N.A. and JPMORGAN CHASE BANK, N.A., as joint lead arrangers and joint book managers, JPMORGAN CHASE BANK, N.A., as syndication agent, and CITIBANK, N.A., in its capacity as administrative agent for the Lenders (in such capacity, the “Agent”), agree as follows:

ARTICLE 1

Definitions

1.1	Definitions. As used in this Agreement, the following terms have the respective meanings set out below:

“2011 Credit Agreement” means the Five-Year Credit Agreement, dated as of November 10, 2011, by and among TBC, Citibank, N.A., as administrative agent, and certain other banks as lenders, as amended to date.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Advance” means an advance made by a Lender to a Borrower as part of a Borrowing and refers to a Base Rate Advance or a Eurodollar Rate Advance, each of which is a “Type” of Advance.

“Agent” means Citibank, N.A. acting in its capacity as administrative agent for the Lenders, or any successor administrative agent appointed pursuant to Section 7.6.

“Agent’s Account” means the account of the Agent maintained by the Agent with Citibank, N.A., at its office at 388 Greenwich Street, New York, New York 10013, Account 36852248, Attention: Agency/Medium Term Finance, Reference: Boeing.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person. (For purposes of this definition, the term “controls”, “controlling”, “controlled by” and “under common control with” mean, with respect to a Person, the possession, direct or indirect, of the power to vote 5% or more of the Voting Stock of such Person or to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by contract, or otherwise.)

“Agreement” means this agreement, as it may be amended or otherwise modified from time to time, and any written additions or supplements hereto.

“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and other similar laws, rules, and regulations of any jurisdiction applicable to TBC or any of its Subsidiaries from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Lending Office” means, with respect to each Lender, such Lender’s Domestic Lending Office, in the case of a Base Rate Advance, and such Lender’s Eurodollar Lending Office, in the case of a Eurodollar Rate Advance.

“Applicable Letter of Credit Commissions” means, for any date, a fluctuating per annum rate equal to the then-applicable rate set forth in the pricing grid below, depending upon the Debt Rating then in effect:

Level	Public Debt Rating: S&P, Moody’s and Fitch	Applicable Letter of Credit Commission
Level I	AA- by S&P, Aa3 by Moody’s or AA- by Fitch or above	0.580%
Level II	less than Level I but at least A+ by S&P, A1 by Moody’s or A+ by Fitch or above	0.700%
Level III	less than Level II but at least A by S&P, A2 by Moody’s or A by Fitch	0.805%
Level IV	less than Level III but at least A- by S&P, A3 by Moody’s or A- by Fitch	0.910%
Level V	less than Level IV	1.000%

“Applicable Margin” means,

(i)	with respect to Base Rate Advances, 0% per annum; and

(ii)

with respect to Eurodollar Rate Advances for any date, a fluctuating per annum rate equal to the then-applicable rate set forth in the pricing grid below, depending upon the Debt Rating then in effect:

Level	Public Debt Rating: S&P, Moody’s and Fitch	Applicable Margin
Level I	AA- by S&P, Aa3 by Moody’s or AA- by Fitch or above	0.580%
Level II	less than Level I but at least A+ by S&P, A1 by Moody’s or A+ by Fitch or above	0.700%
Level III	less than Level II but at least A by S&P, A2 by Moody’s or A by Fitch	0.805%
Level IV	less than Level III but at least A- by S&P, A3 by Moody’s or A- by Fitch	0.910%
Level V	less than Level IV	1.000%

“Applicable Percentage” means, for any date, a fluctuating per annum rate equal to the then-applicable rate set forth in the pricing grid below, depending upon the Debt Rating then in effect:

Level	Public Debt Rating: S&P, Moody’s and Fitch	Applicable Percentage
Level I	AA- by S&P, Aa3 by Moody’s or AA- by Fitch or above	0.045%
Level II	less than Level I but at least A+ by S&P, A1 by Moody’s or A+ by Fitch or above	0.050%
Level III	less than Level II but at least A by S&P, A2 by Moody’s or A by Fitch	0.070%
Level IV	less than Level III but at least A- by S&P, A3 by Moody’s or A- by Fitch	0.090%
Level V	less than Level IV	0.125%

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation” means:

(a)

with respect to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)

with respect to any state other than such an EEA Member Country or (to the extent that the United Kingdom is not such an EEA Member Country) the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-Down and Conversion Powers contained in that law or regulation.

“Base Rate” means the highest of (a) the rate of interest announced publicly by Citibank, N.A., in New York City, from time to time, as Citibank’s “base” rate, (b) the Federal Funds Rate plus 0.50% per annum and (c) the ICE Benchmark Settlement Rate applicable to US dollars for a period of one month (“One Month LIBOR”) plus 1.00% (for the avoidance of doubt, the One Month LIBOR for any day shall be based on the rate appearing on the applicable Bloomberg screen (or other commercially available source providing such quotations as designated by the Agent from time to time) at approximately 11:00 a.m. London time on such day); provided that, if One Month LIBOR shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Base Rate Advance” means an Advance which bears interest at the Base Rate.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” means, individually and collectively, as the context requires, TBC and each Subsidiary Borrower (unless and until it becomes a “Terminated Subsidiary Borrower” pursuant to Section 2.23).

“Borrower Subsidiary Letter” means, with respect to any Subsidiary Borrower, a letter in the form of Exhibit D, signed by such Subsidiary Borrower and TBC.

“Borrowing” means a borrowing consisting of simultaneous Advances of the same Type made by each of the Lenders pursuant to Section 2.1 or Section 2.3.

“Business Day” means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to any Eurodollar Rate Advance, on which dealings are carried on in the London interbank market.

“Closing Date” means the date that the conditions set forth in Section 5.1 are satisfied or waived.

“Commitment” means, for each Lender, the full amount set forth opposite the name of such Lender in Schedule I or, if such Lender is a Replacement Lender or a Lender that has entered into one or more assignments pursuant to Section 2.21 or 2.22, the amount set forth for such Lender in the Register maintained by the Agent pursuant to Section 2.21(d), as such amount may be reduced pursuant to Section 2.4, Section 2.9 or Section 2.20 or increased pursuant to Section 2.20.

“Company” means The Boeing Company, a Delaware corporation.

“Confidential Information” means information that a Borrower furnishes to the Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to the Agent or such Lender from a source other than a Borrower.

“Consolidated” refers to the consolidation of accounts in accordance with generally accepted accounting principles.

“Consolidated Net Tangible Assets” means the total amount of assets (less applicable reserves and other properly deductible items) after, deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed), and (ii) all good will, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.

“Continuing Lender” has the meaning specified in Section 2.22(a).

“Convert”, “Conversion” and “Converted” each means a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.11, 2.12 or 2.16.

“Debt” of a Person means

(i)	indebtedness for borrowed money or for the deferred purchase price of property or services;

(ii)	financial obligations evidenced by bonds, debentures, notes or other similar instruments;

(iii)	financial obligations as lessee under leases which have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; and

(iv)

obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or financial obligations of others of the kind referred to in clauses (i) through (iii) above.

“Debt Rating” means, as of any date, the rating of the long-term senior unsecured debt of TBC then in effect, provided, however, that if the ratings from S&P, Moody’s and Fitch fall within different levels, (i) two of the ratings are at the same level and the other rating is one level higher or one level lower than the two same ratings, the Applicable Letter of Credit Commissions, Applicable Margin and Applicable Percentage will be based on the two ratings at the same level, (ii) two of the ratings are at the same level and the other rating is two or more levels above the two same ratings, the Applicable Letter of Credit Commissions, Applicable Margin and Applicable Percentage will be based on the rating that is one level above the two same ratings, (iii) two of the ratings are at the same level and the other rating is two or more levels below the two same ratings, the Applicable Letter of Credit Commissions, Applicable Margin and Applicable Percentage will be based on the rating that is one level below the two same ratings and (iv) each of the three ratings fall within different levels, then the Applicable Letter of Credit Commissions, Applicable Margin and Applicable Percentage will be determined based on the rating level that is in between the highest and the lowest ratings, and provided further that if, at any time, no rating is available from S&P, Moody’s and Fitch or any other nationally recognized statistical rating organization designated by TBC and approved in writing by the Majority Lenders, the Applicable Letter of Credit Commissions, Applicable Margin and Applicable Percentage for each Interest Period or each other period, as applicable, commencing during the thirty days following such ratings becoming unavailable shall be the Applicable Letter of Credit Commissions, Applicable Margin or Applicable Percentage, respectively, in effect immediately prior to such ratings becoming unavailable. Thereafter, the rating to be used until ratings from S&P, Moody’s and Fitch become available shall be as agreed between TBC and the Majority Lenders, and TBC and the Majority Lenders shall use good faith efforts to reach such agreement within such thirty-day period, provided, however, that if no such agreement is reached within such thirty-day period the Applicable Letter of Credit Commissions, Applicable Margin and Applicable Percentage thereafter, until such agreement is reached, shall be (a) if any such rating has become unavailable as a result of S&P, Moody’s or Fitch ceasing its business as a rating agency, the Applicable Letter of Credit Commissions, Applicable Margin or Applicable Percentage, respectively, in effect immediately prior to such cessation or (b) otherwise, the Applicable Letter of Credit Commissions, Applicable Margin or Applicable Percentage as set forth under Level V in the respective definitions of “Applicable Letter of Credit Commissions”, “Applicable Margin” and “Applicable Percentage”.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Defaulting Lender” means, at any time, subject to Section 2.24(d), a Lender that (i) has failed for two or more Business Days to comply with its obligations under this Agreement to make an Advance and/or make a payment to the Issuing Bank in respect of a Letter of Credit Advance (each a “funding obligation”), unless such Lender has notified the Agent and the Company in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) has notified the Agent, the Company or an Issuing Bank in writing, or has stated publicly, that it will not comply with any such funding obligation hereunder unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) has defaulted on its funding obligations under other loan agreements or credit agreements generally under which it has commitments to extend credit or has notified, or whose Parent Company has notified, the Agent or the Company in writing, or has stated publicly, that it does not intend to comply with its funding obligations under loan agreements or credit agreements generally, (iv) has, for three or more Business Days, failed to confirm in writing to the Agent, in response to a written request of the Agent or the Company, that it will comply with its funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Agent’s and the Borrower’s receipt of such written confirmation), or (v) as to which a Lender Insolvency Event has occurred and is continuing with respect to it or its Parent Company; provided that, for the avoidance of doubt, a Lender shall not be a Defaulting Lender solely by virtue of (1) the control, ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority or (2) in the case of a solvent Lender, the precautionary appointment of an administrator, guardian, custodian or other similar official by a government authority under or based on the law of the country where such lender is subject to home jurisdiction supervision if applicable law requires that such appointment not be publicly disclosed, so long as, in the case of clause (1) and clause (2), such action does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under clauses (i) through (v) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24(d)) upon delivery of written notice of such determination to the Company, each Issuing Bank and each Lender.

“Domestic Lending Office” means with respect to any Lender, the office of such Lender specified as its “Domestic Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to TBC and the Agent.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” has the meaning specified in Section 2.20(d).

“Eligible Assignee” means

(i)	a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus in excess of $3,000,000,000;

(ii)

a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of any such country, and having a combined capital and surplus in excess of $3,000,000,000, provided that such bank is acting through a branch or agency located in either (a) the country in which it is organized or (b) another country which is also a member of the OECD or the Cayman Islands;

(iii)	the central bank of any country which is a member of the OECD;

(iv)	any Lender;

(v)	an Affiliate of any Lender; or

(vi)

any other Person approved in writing, so long as no Event of Default has occurred and is continuing, by TBC, which approval has been communicated in writing to the Agent, and approved by each Issuing Bank, provided that none of (x) TBC or an Affiliate of TBC, (y) a natural Person or (z) any Defaulting Lender shall qualify as an Eligible Assignee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Borrower, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender, (a) the office of such Lender specified as its “Eurodollar Lending Office” in its Administrative Questionnaire or such other office of such Lender as such Lender may from time to time specify to TBC and the Agent.

“Eurodollar Rate” means, for an Interest Period for a Eurodollar Rate Advance constituting part of a Borrowing, an interest rate per annum equal to the rate per annum equal to the ICE Benchmark Settlement Rate, as published by Bloomberg (or, if unavailable for any reason by Bloomberg, then by reference to another commercially available source providing quotations of the ICE Benchmark Settlement Rate, such as Reuters) for deposits in U.S. dollars for a period substantially equal to such Interest Period, as of 11:00 a.m. (London time) two business days before the first day of such Interest Period; provided that, if the Eurodollar Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Eurodollar Rate Advance” means an Advance which bears interest at a rate of interest quoted as a margin over the Eurodollar Rate.

“Eurodollar Rate Reserve Percentage” means the reserve percentage applicable to a Lender for any Interest Period for a Eurodollar Rate Advance during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Event of Default” means any of the events described in Section 6.1.

“Extension Request” has the meaning specified in Section 2.22.

“Facility Fee” has the meaning specified in Section 2.8.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it; provided that, if the Federal Funds Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement.

“Fitch” means Fitch, Inc.

“Guaranty” means each Guaranty Agreement executed by TBC in favor of the Agent and the Lenders, unconditionally guaranteeing the payment of all obligations of a Subsidiary Borrower hereunder and under any Notes executed or to be executed by it.

“Indemnified Costs” has the meaning specified in Section 7.5.

“Indemnified Party” has the meaning specified in Section 8.3(b).

“Interest Period” means, for each Eurodollar Rate Advance constituting part of the same Borrowing, the period commencing on the date of such Advance or the date of the Conversion of a Base Rate Advance into such a Eurodollar Rate Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by such Borrower pursuant to the provisions below. The duration of each such Interest Period shall be one, two, three, or six months (or, subject to clause (iii) below, twelve months), as the applicable Borrower may, upon notice received by the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the first day of such Interest Period, select, provided, however, that:

(i)	no Interest Period shall end on a date later than the Termination Date;

(ii)	Interest Periods commencing on the same date for Advances constituting part of the same Borrowing shall be of the same duration; and

(iii)

in the case of any such Borrowing, the applicable Borrower shall not be entitled to select an Interest Period having duration of twelve months unless, by 2:00 P.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, each Lender notifies the Agent that such Lender will be providing funding for such Borrowing with such Interest Period (the failure of any Lender to so respond by such time being deemed for all purposes of this Agreement as an objection by such Lender to the requested duration of such Interest Period); provided that, if any or all of the Lenders object to the requested duration of such Interest Period, the duration of the Interest Period for such Borrowing shall be one, two, three or six months, as specified by the applicable Borrower in the applicable Notice of Borrowing as the desired alternative to an Interest Period of twelve months; and

(iv)

whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of the Interest Period shall occur on the immediately preceding Business Day.

“Issuing Bank” means any Lender that has issued a Letter of Credit pursuant to Section 2.3.

“L/C Cash Deposit Account” means a cash deposit account to be established and maintained by the Agent, over which the Agent shall have sole dominion and control, upon terms as may be satisfactory to the Agent.

“L/C Obligations” means, as of any date, the aggregate Available Amount of outstanding Letters of Credit and Advances made by an Issuing Bank in accordance with Section 2.3 that have not been funded by the Lenders.

“L/C Related Documents” has the meaning specified in Section 2.4(b)(i).

“Lender”, subject to Section 2.21, means any of the institutions that is a signatory hereto or that, pursuant to Section 2.14, 2.20, 2.21 or 2.22, becomes a “Lender” hereunder.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (ii) such Lender or its Parent Company is the subject of a Bail-In Action or a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or similar Person charged with the reorganization or liquidation of its business or custodian has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Letter of Credit” has the meaning specified in Section 2.3(a).

“Letter of Credit Agreement” has the meaning specified in Section 2.3(d).

“Letter of Credit Facility” means, at any time, an amount equal to the lesser of (a) $2,000,000,000 and (b) the aggregate amount of the Commitments, as such amount may be reduced pursuant to Section 2.4, Section 2.9 or Section 2.20 or increased pursuant to Section 2.20.

“LIBOR” means the ICE Benchmark Settlement Rate, as published by Bloomberg (or, if unavailable for any reason by Bloomberg, then by reference to another commercially available source providing quotations of the ICE Benchmark Settlement Rate, such as Reuters) for deposits in U.S. dollars.

“Loan Document” means this Agreement, the Notes and the other L/C Related Documents.

“Majority Lenders” means Lenders holding greater than 50% of the then aggregate unpaid principal amount of the Advances plus the participations in Letters of Credit or, if no Advances or Letters of Credit are outstanding, Lenders having greater than 50% of the total Commitments; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Majority Lenders at such time the Commitments of such Lender at such time.

“Moody’s” means Moody’s Investor Services, Inc.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Extending Lender” has the meaning specified in Section 2.22(a).

“Note” means a promissory note of a Borrower payable to the order of any Lender, in substantially the form of Exhibit A, evidencing the indebtedness of that Borrower to such Lender resulting from the Advances made by such Lender to that Borrower.

“Notice of Borrowing” has the meaning specified in Section 2.2(a).

“Notice of Issuance” has the meaning specified in Section 2.3(d).

“OECD” means the Organization for Economic Cooperation and Development.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Potential Defaulting Lender” means, at any time, a Lender (i) as to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any Subsidiary of such Lender, (ii) as to which the Agent or any Issuing Bank has in good faith determined and notified the Company and (in the case of an Issuing Bank) the Agent that such Lender or its Parent Company or a Subsidiary thereof has notified the Agent, or has stated publicly, that it will not comply with its funding obligations under any other loan agreement or credit agreement or other similar/other financing agreement or (iii) that has, or whose Parent Company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that is made that a Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be made by the Agent or, in the case of clause (ii), an Issuing Bank, in its sole discretion acting in good faith. The Agent will promptly send to all parties hereto a copy of any notice to the Company provided for in this definition.

“Property, Plant and Equipment” means any item of real property, or any interest therein, buildings, improvements and machinery.

“Proposed Increased Commitment” has the meaning specified in Section 2.20(c).

“Ratable Share” of any amount means, with respect to any Lender at any time, the product of (a) a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate Commitments at such time and (b) such amount.

“Register” has the meaning specified in Section 2.21(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Replacement Lenders” has the meaning specified in Section 2.22(c).

“Request for Alteration” means a document substantially in the form of Exhibit C, duly executed by TBC, pursuant to Section 2.20.

“Required Assignment” has the meaning specified in Section 2.21(a).

“Resolution Authority” means any body which has authority to exercise any Write-Down and Conversion Powers.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any legal Person listed on any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the U.S. Department of Commerce, the United Nations Security Council, the European Union (including by any European Union member state) or Her Majesty’s Treasury of the United Kingdom; and (b) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clause (a).

“Sanctions” means any economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government (including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State or the U.S. Department of Commerce); the United Nations Security Council; the European Union (including by any European Union member state); or Her Majesty’s Treasury of the United Kingdom.

“Subsidiary” means any Person in which more than 50% of the Voting Stock or the interest in the capital or profits is owned by TBC, by TBC and any one or more other Subsidiaries, or by any one or more other Subsidiaries.

“Subsidiary Borrower” means, individually and collectively, as the context requires, each Subsidiary that is or becomes a “Borrower” in accordance with Section 2.23; in each case, unless and until it becomes a “Terminated Subsidiary Borrower”.

“TBC” means The Boeing Company, a Delaware corporation.

“Terminated Subsidiary Borrower” means, individually and collectively, as the context requires, a Subsidiary Borrower that has ceased to be a “Borrower” in accordance with Section 2.23.

“Termination Date” means the earlier to occur of (i) October 30, 2024, as such date may be extended from time to time pursuant to Section 2.22, and (ii) the date of termination in whole of the Commitments pursuant to Section 2.9 or Section 6.2; provided, however, that the Termination Date of any Lender that is a Non-Extending Lender to any requested extension pursuant to Section 2.22 shall be the Termination Date in effect immediately prior to the applicable extension date for all purposes of this Agreement.

“Total Capital” has the meaning specified in Section 4.2(b).

“Type”, as to Borrowings, means either Base Rate Advances or Eurodollar Rate Advances.

“UK Bail-In Legislation” means (to the extent that the United Kingdom is not an EEA Member Country which has implemented, or implements, Article 55 BRRD) Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Unused Commitment” means, with respect to each Lender at any time, (a) the amount of such Lender’s Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Advances made by such Lender (in its capacity as a Lender) and outstanding at such time, plus (ii) such Lender’s Ratable Share of the aggregate Available Amount of all the Letters of Credit outstanding at such time.

“Voting Stock” means, as to a corporation, all the issued and outstanding capital stock of such corporation having general voting power, under ordinary circumstances, to elect a majority of the Board of Directors of such corporation (irrespective of whether or not any capital stock of any other class or classes shall or might have voting power upon the occurrence of any contingency).

“Write-Down and Conversion Powers” means:

(a)

with respect to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b)	in relation to any other applicable Bail-In Legislation:

(i)

any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation; and

(c)	with respect to any UK Bail-In Legislation:

(i)

any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a Person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a Person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that UK Bail-In Legislation.

1.2

Use of Defined Terms; References. Any defined term used in the plural preceded by the definite article encompasses all members of the relevant class. Any defined term used in the singular preceded by “a”, “an” or “any” indicates any number of the members of the relevant class. All references in this Agreement to a Section, Article, Schedule or Exhibit are to a Section, Article, Schedule or Exhibit of or to this Agreement, unless otherwise indicated.

1.3

Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the audited financial statements referred to in Section 3.1(e).

1.4

Divisions. For all purposes under this Agreement, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE 2

Amounts and Terms of the Advances and Letters of Credit

2.1	Advances.

(a)

Obligation to Make Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make Advances in U.S. dollars to the Borrowers from time to time on any Business Day during the period from the date hereof until the Termination Date of such Lender in a principal amount not to exceed such Lender’s Unused Commitment.

(b)	Amount of Advances. Each Borrowing shall be in an aggregate amount not less than $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

(c)

Type of Advances. Each Borrowing shall consist of Advances of the same Type made on the same day by the Lenders ratably according to their respective Commitments. Within the limits of each Lender’s Commitment, the Borrowers may from time to time borrow, prepay pursuant to Section 2.13, and reborrow under this Section 2.1 and Section 2.2.

2.2	Making Advances.

(a)

Notice of Borrowing. Each Borrowing shall be made on notice, given by a Borrower to the Agent not later than 1:00 p.m. (New York City time) on the day of the proposed Borrowing in the case of a Base Rate Borrowing and on the third Business Day prior to the date of the proposed Borrowing in the case of a Eurodollar Rate Borrowing (a “Notice of Borrowing”). Each such Notice of Borrowing shall be in substantially the form of Exhibit B, specifying the requested

(i)	date of such Borrowing,

(ii)	Type of Advances constituting such Borrowing,

(iii)	aggregate amount of such Borrowing, and

(iv)	in the case of a Borrowing composed of Eurodollar Rate Advances, the initial Interest Period for each such Advance.

Every Notice of Borrowing given by a Subsidiary Borrower must be countersigned by an authorized representative of TBC, in order to evidence the consent of TBC, in its sole discretion, to that proposed Borrowing. Upon receipt of a Notice of Borrowing, the Agent shall promptly give notice to each Lender thereof.

(b)

Funding Advances. Each Lender shall, before 3:00 p.m. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Agent at the Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After the Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article 5, the Agent will make such funds available to the relevant Borrower at an account specified by such Borrower.

(c)

Irrevocable Notice. Each Notice of Borrowing shall be irrevocable and binding. In the case of any Borrowing that the related Notice of Borrowing specifies is to be composed of Eurodollar Rate Advances, the Borrower requesting such Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender on account of any failure to fulfill on or before the date specified for such Borrowing in such Notice of Borrowing the applicable conditions set forth in Article 5, including, without limitation, any loss (but excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(d)

Lender’s Ratable Portion. Unless the Agent has received notice from a Lender prior to 3:00 p.m. (New York City time) on the day of any Borrowing that such Lender will not make available to the Agent such Lender’s ratable portion of such Borrowing, the Agent may assume that such Lender has made such portion available to the Agent on the date of such Borrowing in accordance with subsection (b) of this Section 2.2 and the Agent may, in reliance upon such assumption, make available to the requesting Borrower on such date a corresponding amount. If and to the extent that a Lender has not so made such ratable portion available to the Agent, such Lender and such Borrower shall severally repay to the Agent forthwith on demand an amount that in the aggregate equals such corresponding amount together with interest thereon for each day from the date such amount is made available by the Agent to such Borrower until the date such amount is repaid to the Agent, at

(i)	in the case of such Borrower, the interest rate applicable at the time to Advances constituting such Borrowing, and

(ii)	in the case of such Lender, the Federal Funds Rate.

If such Lender shall repay to the Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)

Independent Lender Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

2.3	Issuance of and Drawings and Reimbursement Under Letters of Credit.

(a)

Request for Issuance. Any Borrower may request any Lender to issue, and any Lender may, if in its sole discretion it elects to do so, on the terms and conditions hereinafter set forth, issue letters of credit (each, a “Letter of Credit”) for the account of the Borrowers from time to time on any Business Day during the period from the date hereof until 15 days before the Termination Date

(i)	in an aggregate Available Amount for all Letters of Credit issued by all Issuing Banks not to exceed at any time the Letter of Credit Facility at such time, and

(ii)	in an amount for each such Letter of Credit not to exceed an amount equal to the Unused Commitments of the Lenders at such time.

(b)	Amount of Letters of Credit. Each Letter of Credit shall be in an amount of $1,000,000 or more.

(c)

Duration of Letters of Credit. No Letter of Credit shall have an expiration date (including all rights of the applicable Borrower or the beneficiary to require renewal) later than 15 days prior to the Termination Date, provided that if the Termination Date shall have been extended pursuant to Section 2.22 with respect to some but not all of the Lenders, the Available Amount of Letters of Credit with expiry dates after any Termination Date applicable to any Non-Extending Lenders will not exceed the portion of the Commitments attributable to the Lenders with respect to which the Termination Date shall have been extended. Within the limits referred to above, the Borrowers may request the issuance of Letters of Credit under this Section 2.3, repay any Advances resulting from drawings thereunder pursuant to Section 2.3(f) and request the issuance of additional Letters of Credit under this Section 2.3. The terms “issue”, “issued”, “issuance” and all similar terms, when applied to a Letter of Credit, shall include any renewal, extension or amendment thereof.

(d)

Notice of Issuance. Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the fifth Business Day prior to the date of the proposed issuance of such Letter of Credit (or on such shorter notice as the applicable Issuing Bank may agree), by any Borrower to any Issuing Bank, and such Issuing Bank shall give the Agent, prompt notice thereof by facsimile. Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or facsimile, specifying therein the requested

(i)	date of such issuance (which shall be a Business Day),

(ii)	Available Amount of such Letter of Credit,

(iii)	expiration date of such Letter of Credit (which shall not be later than 15 days prior to the Termination Date),

(iv)	name and address of the beneficiary of such Letter of Credit and

(v)

form of such Letter of Credit, and shall be accompanied by such customary application and agreement for letter of credit as such Issuing Bank may specify to the Borrower requesting such issuance for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).

Every Notice of Issuance given by a Subsidiary Borrower must be countersigned by an authorized representative of TBC, in order to evidence the consent of TBC, in its sole discretion, to that proposed Letter of Credit.

If the requested form of such Letter of Credit is acceptable to such Issuing Bank in its sole discretion, such Issuing Bank may, upon fulfillment of the applicable conditions set forth in Article 5, make such Letter of Credit available to the Borrower requesting such issuance at its office referred to in Section 8.2 or as otherwise agreed with such Borrower in connection with such issuance. In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(e)

Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Ratable Share of the Available Amount of such Letter of Credit. Each Borrower hereby agrees to each such participation. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Agent, for the account of such Issuing Bank, such Lender’s Ratable Share of each drawing made under a Letter of Credit funded by such

Issuing Bank and not reimbursed by the applicable Borrower on the date made, or of any reimbursement payment required to be refunded to any Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender further acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s Ratable Share of the Available Amount of such Letter of Credit at each time such Lender’s Commitment may be reduced pursuant to Section 2.4, Section 2.9 or Section 2.20 or increased pursuant to Section 2.20 or otherwise amended pursuant to this Agreement.

(f)

Drawing and Reimbursement. The payment by an Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by any such Issuing Bank of an Advance, which shall be a Base Rate Advance in the amount of such draft. Each Issuing Bank shall give prompt notice (and such Issuing Bank will use its commercially reasonable efforts to deliver such notice within one Business Day) of each drawing under any Letter of Credit issued by it to the Company, the applicable Borrower (if not the Company) and the Agent. Upon written demand by such Issuing Bank made to the Agent, with a copy of such demand to the Company, and the Agent’s prompt notice thereof to each Lender, each Lender shall pay to the Agent such Lender’s Ratable Share of such outstanding Advance, by making available for the account of its Applicable Lending Office to the Agent for the account of such Issuing Bank, by deposit to the Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Advance to be funded by such Lender. Each Lender acknowledges and agrees that its obligation to make Advances pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Promptly after receipt thereof, the Agent shall transfer such funds to such Issuing Bank. Each Lender agrees to fund its Ratable Share of an outstanding Advance on

(i)	the Business Day on which demand therefor is made by such Issuing Bank, provided that notice of such demand is given not later than 11:00 A.M. (New York City time) on such Business Day, or

(ii)	the first Business Day next succeeding such demand if notice of such demand is given after such time.

If and to the extent that any Lender shall not have so made the amount of such Advance available to the Agent, such Lender agrees to pay to the Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by any such Issuing Bank until the date such amount is paid to the Agent, at the Federal Funds Rate for its account or the account of such Issuing Bank, as applicable. If such Lender shall pay to the Agent such amount for the account of any such Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute an Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Advance made by such Issuing Bank shall be reduced by such amount on such Business Day.

(g)	Letter of Credit Reports. Each Issuing Bank shall furnish

(i)

to the Agent (with a copy to the Company) on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit during the preceding month and drawings during such month under all Letters of Credit and

(ii)

to the Agent (with a copy to the Company) on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(h)

Failure to Make Advances. The failure of any Lender to make the Advance to be made by it on the date specified in Section 2.3(f) shall not relieve any other Lender of its obligation hereunder to make its Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

2.4	Repayment.

(a)

Advances. The Borrowers shall repay to the Agent for the ratable account of each Lender on the Termination Date applicable to such Lender the unpaid principal amount of the Advances made by such Lender and then outstanding.

(b)

Letter of Credit Reimbursements. The obligation of any Borrower under this Agreement, any Letter of Credit Agreement and any other agreement or instrument, in each case, to repay any Advance that results from payment of a drawing under a Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances (it being understood that any such payment by a Borrower is without prejudice to, and does not constitute a waiver of, any rights such Borrower might have or might acquire as a result of the payment by any Lender of any draft or the reimbursement by the Borrower thereof):

(i)

any lack of validity or enforceability of this Agreement, any Note, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(ii)	any change in the time, manner or place of payment of any Letter of Credit;

(iii)

the existence of any claim, defense or other right that any Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), any Issuing Bank, the Agent, any Lender or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(iv)	any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(v)	payment by any Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not comply with the terms of such Letter of Credit;

(vi)

any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any guarantee, for all or any of the obligations of any Borrower in respect of the L/C Related Documents; or

(vii)

any other circumstance or happening whatsoever, whether or not similar to any of the foregoing that might, but for the provisions of this Section, constitute a legal or equitable discharge of the Borrower’s obligations hereunder.

2.5

Interest Rate on Advances. Each Borrower shall pay interest on the unpaid principal amount of each of its Advances from the date of such Advance until such principal amount is paid in full, at the following rates per annum:

(i)

during each period in which such Advance is a Base Rate Advance, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Applicable Margin, payable quarterly in arrears on the first day of each January, April, July and October and on the Termination Date, and

(ii)

during each period in which such Advance is a Eurodollar Rate Advance, at a rate per annum equal at all times during each relevant Interest Period for such Advance to the Eurodollar Rate for such Interest Period plus the Applicable Margin, payable on the last day of each such Interest Period, and if such Interest Period has a duration of more than three months, quarterly on each day during such Interest Period that is three months from either (A) the first day of such Interest Period or (B) the last such interest payment date and on the date such Advance is Converted or paid in full;

provided that in the event and during the continuance of an Event of Default the Agent may, and upon the request of the Majority Lenders shall, give notice to the Borrowers that (x) the Applicable Margin shall immediately increase by 1.0% above the Applicable Margin then in effect, and, in the case of a Eurodollar Rate Advance, such Advance shall automatically convert to a Base Rate Advance at the end of the Interest Period then in effect for such Eurodollar Rate Advance and (y) to the fullest extent permitted by law, the Borrowers shall pay interest on the amount of any interest, fee or other amount payable hereunder that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 1% above the Base Rate; provided, however, that following acceleration of the Advances pursuant to Section 6.2, the foregoing described interest shall accrue and be payable hereunder whether or not previously required by the Agent.

2.6	[Reserved].

2.7	[Reserved].

2.8	Fees and Commissions.

(a)

Facility Fees. TBC agrees to pay to the Agent for the account of each Lender a facility fee (“Facility Fee”) on such Lender’s Commitment, without regard to usage; provided that no Defaulting Lender shall be entitled to receive any Facility Fee for any period during which that Lender is a Defaulting Lender except to the extent allocable to the outstanding principal amount of Advances funded by it (and TBC shall not be required to pay such fee that otherwise would have been required to have been paid to that Defaulting Lender). The Facility Fee shall be payable for the periods from the date hereof in the case of each Lender named in Schedule I, and from the effective date on which any other Lender becomes party hereto, until the Termination Date applicable to such Lender (or such earlier date on which such Lender ceases to be a party hereto) at the rate per annum equal to the Applicable Percentage in effect from time to time.

Facility Fees shall be payable in arrears on each January 1, April 1, July 1 and October 1 during the term of this Agreement and on the latest Termination Date. The amount of the Facility Fee payable on January 1, 2020 and on the Termination Date shall be prorated based on the actual number of days elapsed either since the date hereof (in the case of the January 1, 2020 payment) or since the date on which the last payment in respect of the Facility Fee was made (in the case of the payment made on the Termination Date).

(b)	Letter of Credit Commissions.

(i)

Each Borrower shall pay to the Agent for the account of each Lender a commission on such Lender’s Ratable Share of the average daily aggregate Available Amount of all Letters of Credit issued at the request of such Borrower and outstanding from time to time at a rate per annum equal to the Applicable Letter of Credit Commission in effect from time to time during such calendar quarter, payable in arrears quarterly each January 1, April 1, July 1 and October 1 during the term of this Agreement, and on and after the Termination Date, payable upon demand; provided, that no Defaulting Lender shall be entitled to receive any commission in respect of Letters of Credit for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay such commission to that Defaulting Lender but shall pay such commission as set forth in Section 2.24).

(ii)	Each Borrower shall pay to each Issuing Bank for its own account such reasonable fees as may from time to time be agreed in writing between TBC and such Issuing Bank.

2.9

Reduction of the Commitments. TBC shall have the right, upon at least 3 Business Days’ notice to the Agent, to permanently terminate in whole or permanently reduce ratably in part the Unused Commitments, provided that each partial reduction shall be in a minimum amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof.

2.10

Additional Interest on Eurodollar Rate Advances. Each Borrower shall pay to each Lender, so long as such Lender is required under regulations of the Board of Governors of the Federal Reserve System to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Rate Advance of such Lender to such Borrower, from the date of such Advance until such principal amount is paid in full, at an interest rate per annum for each Interest Period equal to the remainder obtained by subtracting (i) the Eurodollar Rate for such Interest Period for such Advance from (ii) the rate obtained by dividing such Eurodollar Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Advance. Such additional interest shall be determined by such Lender and notified to the relevant Borrowers through the Agent.

2.11	Eurodollar Interest Rate Determination.

(a)

Methods to Determine Eurodollar Rate. The Agent shall determine the Eurodollar Rate for each Eurodollar Rate Advance by using the methods described in the definition of the term “Eurodollar Rate,” and shall give prompt notice to the relevant Borrowers and the Lenders of each such Eurodollar Rate.

(b)	[Reserved].

(c)

Inadequate Eurodollar Rate. If, with respect to any Eurodollar Rate Advances, the Majority Lenders notify the Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Majority Lenders of making, funding or maintaining their respective Eurodollar Rate Advances for such Interest Period, the Agent shall forthwith so notify the relevant Borrowers and the Lenders, whereupon

(i)	each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance, and

(ii)

the obligation of the Lenders to make, or to Convert Base Rate Advances into, Eurodollar Rate Advances shall be suspended until the Agent notifies the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.

(d)

Absence of an Interest Period on a Eurodollar Rate Advance. If a Borrower fails to select the duration of an Interest Period for a Eurodollar Rate Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1, the Agent will forthwith so notify such Borrower and the Lenders and such Advances will automatically, on the last day of the then existing Interest Period therefor, Convert into Base Rate Advances.

(e)

Successor LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Majority Lenders notify the Agent (with a copy to the Borrowers) that the Majority Lenders have determined, that:

(i)

adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for any requested Interest Period, including, without limitation, because the Eurodollar Rate as determined by the method described in the definition of “Eurodollar Rate” is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)

the supervisor for the administrator of LIBOR or a governmental authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBOR or the Eurodollar Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), then, after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and TBC may amend this Agreement to replace LIBOR and the Eurodollar Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein) that has been broadly accepted by the syndicated loan market in the United States in lieu of LIBOR (any such proposed rate, a “LIBOR Successor Rate”, which, if less than zero, shall be deemed to be zero for purposes of this Agreement), together with any proposed LIBOR Successor Rate Conforming Changes and, notwithstanding anything to the contrary in Section 8.1, any such amendment shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Agent shall have posted such proposed amendment to all Lenders and TBC unless, prior to such time, Lenders comprising the Majority Lenders have delivered to the Agent notice that such Majority Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist, the obligation of the Lenders to make or maintain Eurodollar Rate Advances shall be suspended (to the extent of the affected Eurodollar Rate Advances or Interest Periods). Upon receipt of such notice, the Borrowers may revoke any pending request for a Eurodollar Rate Borrowing of, conversion to or continuation of Eurodollar Rate Advances (to the extent of the affected Eurodollar Rate Advances or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Advances in the amount specified therein.

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Agent, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Agent determines in consultation with TBC).

2.12

Voluntary Conversion of Advances. Subject to the provisions of Sections 2.11 and 2.16, any Borrower may Convert all such Borrower’s Advances of one Type constituting the same Borrowing into Advances of the other Type on any Business Day, upon notice given to the Agent not later than 11:00 a.m. (New York City time) on the third Business Day prior to the date of the proposed Conversion; provided, however, that the Conversion of a Eurodollar Rate Advance into a Base Rate Advance may be made on, and only on, the last day of an Interest Period for such Eurodollar Rate Advance. Each such notice of a Conversion shall, within the restrictions specified above, specify

(i)	the date of such Conversion,

(ii)	the Advances to be Converted, and

(iii)	if such Conversion is into Eurodollar Rate Advances, the duration of the Interest Period for each such Advance.

2.13

Prepayments. Any Borrower shall have the right at any time and from time to time, upon prior written notice from such Borrower to the Agent, to prepay its outstanding principal obligations with respect to its Advances in whole or ratably in part (except as provided in Section 2.16 or 2.20), provided that every notice of prepayment given by a Subsidiary Borrower must be countersigned by an authorized representative of TBC, in order to evidence the consent of TBC, in its sole discretion, to that prepayment. Such prepaying Borrower may be obligated to make certain prepayments of obligations with respect to one or more Advances subject to and in accordance with this Section 2.13.

(a)

Base Rate Borrowings Prepayments. With respect to Base Rate Borrowings, such prepayment shall be without premium or penalty, upon notice given to the Agent, and shall be made not later than 11:00 a.m. (New York City time) on the date of such prepayment. The applicable Borrower shall designate in such notice the amount and date of such prepayment. Accrued interest on the amount so prepaid shall be payable on the first Business Day of the calendar quarter next following the prepayment. The minimum amount of Base Rate Borrowings which may be prepaid on any occasion shall be $10,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the total amount of Base Rate Advances then outstanding for that Borrower.

(b)

Eurodollar Rate Borrowings Prepayments. With respect to Eurodollar Rate Borrowings, such prepayment shall be made on at least 3 Business Days’ prior written notice to the Agent not later than 11:00 a.m. (New York City time), and if such notice is given the applicable Borrower shall prepay the outstanding principal amount of the Advances constituting part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the principal amount prepaid. The minimum amount of Eurodollar Rate Borrowings which may be prepaid on any occasion shall be $10,000,000 or an integral multiple of $1,000,000 in excess thereof or, if less, the total amount of Eurodollar Rate Advances then outstanding for that Borrower.

(c)

Additional Prepayment Payments. The prepaying Borrower shall, on the date of the prepayment of any Eurodollar Rate Advances, pay to the Agent for the account of each Lender interest accrued to such date of prepayment on the principal amount prepaid plus, in the case only of a prepayment on any date which is not the last day of an applicable Interest Period, any amounts which may be required to compensate such Lender for any losses or out-of-pocket costs or expenses (including any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds, but excluding loss of anticipated profits) incurred by such Lender as a result of such prepayment, provided that such Lender shall exercise reasonable efforts to minimize any such losses, costs and expenses.

(d)

Eurodollar Rate Advance Prepayment Expense. If, due to the acceleration of any of the Advances pursuant to Section 6.2(b), an assignment, repayment or prepayment under Section 2.20, 2.21 or 2.22 or otherwise, any Lender receives payment of its portion of, or is subject to any Conversion from, any Eurodollar Rate Advance on any day other than the last day of an Interest Period with respect to such Advance, the relevant Borrowers shall pay to the Agent for the account of such Lender any amounts which may be payable to such Lender by such Borrower by reason of payment on such day as provided in Section 2.13(c).

2.14	Increases in Costs.

(a)	Costs from Law or Authorities. If, due to either

(1)

the introduction of, or any change (other than, in the case of Eurodollar Rate Borrowings, a change by way of imposition or an increase of reserve requirements described in Section 2.10) in, or new interpretation of, any law or regulation effective at any time and from time to time on or after the date hereof, or

(2)	the compliance with any guideline or the request from or by any central bank or other governmental authority (whether or not having the force of law),

there is an increase in the cost incurred by a Lender in agreeing to make or making, funding or maintaining any Eurodollar Rate Advance then or at any time thereafter outstanding or agreeing to issue or of issuing or maintaining or participating in Letters of Credit (excluding for purposes of this Section 2.14 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.15 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office (or any political subdivision thereof) and (iii) FATCA), then TBC shall from time to time, upon demand of such Lender (with a copy of such demand to the Agent), pay to the Agent for the account of such Lender such amounts as are required to compensate such Lender for such increased cost, provided that such Lender shall exercise reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any such increased cost and provided further that the Borrowers shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand, unless such introduction, change, compliance or request shall have retroactive effect to a date prior to such 90th day. A certificate as to the amount of such increase in cost, submitted to the relevant Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes under this Section 2.14(a), absent manifest error.

(b)

Increased Capital Requirements. If any Lender determines that compliance with any law or regulation or any guidelines or request from any central bank or other governmental authority (whether or not having the force of law) which is enacted, adopted or issued at any time and from time to time after the date hereof affects or would affect the amount of capital or liquidity required or expected to be maintained by such Lender (or any corporation controlling such Lender) and that the amount of such capital or liquidity is increased by or based upon the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or participation in the Letters of Credit (or similar contingent obligations), then, upon demand by such Lender (with a copy of such demand to the Agent), the Borrowers shall immediately pay to the Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital or liquidity to be allocable to the existence of such Lender’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit, provided that such Lender shall exercise reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to minimize any such compensation payable by the Borrowers hereunder and provided further that the Borrowers shall not be required to pay any such compensation with respect to any period prior to the 90th day before the date of any such demand, unless such introduction, change, compliance or request shall have retroactive effect to a date prior to such 90th day. A certificate as to such amounts submitted to the relevant Borrowers and the Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(c)

Borrower Rights Upon Cost Increases. Upon receipt of notice from any Lender claiming compensation pursuant to this Section 2.14 or Section 2.15 and as long as no Default has occurred and is continuing, TBC shall have the right, on or before the 30th day after the date of receipt of any such notice,

(i)

to arrange for one or more Lenders or other commercial banks to assume the Commitment of such Lender; subject, however, to payment to the Agent by the assignor or the assignee of a processing and recording fee of $3,500, in the event the assuming lender is not a Lender; or

(ii)	to arrange for the Commitment of such Lender to be terminated and all Advances owed to such Lender to be prepaid;

and, in either case, subject to payment in full of all principal, accrued and unpaid interest, fees, commissions and other amounts payable under this Agreement and then owing to such Lender immediately prior to the assignment or termination of the Commitment of such Lender.

(d)

For the avoidance of doubt, this Section 2.14 shall apply to all requests, rules, guidelines or directives concerning increased costs and capital adequacy or liquidity (i) issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act and (ii) promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

2.15 Taxes. For purposes of this Section 2.15, the term “Lender” includes any Issuing Bank.

(a)

Exclusion and Inclusion of Taxes. Any and all payments by each Borrower hereunder or with respect to any Advances or under any Notes shall be made, in accordance with Section 2.17, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Agent, taxes that are imposed on its overall net income by the United States and taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes that are imposed on its overall net income (and franchise taxes imposed in lieu thereof) by the state or foreign jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof and (ii) any United States withholding tax imposed under FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or with respect to any Advances or under any Notes, hereinafter referred to as “Taxes”). If any Borrower shall be required by law to deduct any Taxes from or in respect to any sum payable hereunder or with respect to any Advances or under any Note to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.15) such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)

Payment of Other Taxes. In addition, each Borrower shall pay any present or future stamp, documentary, excise, property or similar taxes, charges, or levies that arise from any payment made hereunder or with respect to any Advances and under any Notes or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or any Notes (“Other Taxes”).

(c)

Indemnification as to Taxes. Each Borrower shall indemnify each Lender and the Agent for and hold it harmless against the full amount of Taxes and Other Taxes (including Taxes and Other Taxes imposed on amounts payable under this Section 2.15), imposed on or paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Agent (as the case may be) makes written demand therefor.

(d)

Evidence of or Exemption from Taxes. Within 30 days after the date of any payment of Taxes, the Borrower which paid such Taxes shall furnish to the Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing such payment. In the case of any payment hereunder or with respect to the Advances or under any Notes by or on behalf of any Borrower through an account or branch outside the United States or by or on behalf of any Borrower by a payor that is not a United States person, if the applicable Borrower determines that no taxes are payable in respect thereof, such Borrower shall furnish, or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel or other supporting documentation acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)	Status of Lenders. For purposes of this Section 2.15(e), the term “Lender” includes the Agent.

(i)

Each Lender organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement (in the case of each Lender listed in Schedule I), and from the date on which any other Lender becomes a party hereto (in the case of each other Lender), and from time to time thereafter as requested in writing by TBC (but only so long thereafter as such Lender remains lawfully able to do so), provide each of the Agent and TBC with two original Internal Revenue Service forms W-8BEN, W-8IMY, or W-8EC1, as appropriate, or any successor form prescribed by the Internal Revenue Service, to establish that such Lender is not subject to, or is entitled to a reduced rate of, United States withholding tax on payments pursuant to this Agreement or with respect to any Advances or any Notes. If the forms provided by a Lender at the time such Lender first becomes a party to this Agreement indicates a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender provides the appropriate form certifying that a lower rate applies, whereupon withholding tax at such lower rate only shall be considered excluded from Taxes for periods governed by such form; provided, however, that, if at the date on which a Lender becomes a party to this Agreement, the Lender assignor was entitled to payments under subsection 2.15(a) in respect of United States withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future or other amounts otherwise includable in Taxes) United States withholding tax, if any, applicable with respect to the Lender assignee on such date. If any form or document referred to in this subsection 2.15(e) requires the disclosure of information, other than information necessary to compute the tax payable and information required on the date hereof by Internal Revenue Service form W-8BEN, W-8IMY, or W-8EC1, that the Lender reasonably considers to be confidential, the Lender shall give notice thereof to the relevant Borrowers and shall not be obligated to include in such form or document confidential information.

(ii)

Each Lender that is a United States person shall deliver to TBC and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of TBC or the Agent), executed originals of Internal Revenue Service forms W-9 certifying that such Lender is exempt from United States federal backup withholding tax.

(iii)

If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to TBC, at the time or times prescribed by law and at such time or times reasonably requested in writing by TBC, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested in writing by TBC as may be necessary for each Borrower to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.14(e)(iii) FATCA shall include any Treasury regulations or interpretations thereof.

(f)

Lender Failure to Provide IRS Forms. For any period with respect to which any Lender has failed to provide TBC with the appropriate form described in subsection 2.15(e) (other than if such failure is due to a change in law occurring after the date on which a form originally was required to be provided or if such form otherwise is not required under subsection 2.15(e)), such Lender shall not be entitled to indemnification under subsection (a) or (c) with respect to Taxes imposed by the United States by reason of such failure; provided, however, that should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, TBC shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)

Treatment of Certain Refunds. If the Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section 2.15, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant governmental authority with respect to such refund), provided that such Borrower, upon the request of the Agent or such Lender agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant governmental authority) to the Agent or such Lender in the event the Agent or such Lender is required to repay such refund to such governmental authority. This paragraph shall not be construed to require the Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other Person.

2.16	Illegality. If any Lender shall notify the Agent that either

(a)	there is any introduction of, or change in or in the interpretation of, any law or regulation that in the opinion of counsel for such Lender in the relevant jurisdiction makes it unlawful, or

(b)	any central bank or other governmental authority asserts that it is unlawful for such Lender to continue to fund or maintain any Eurodollar Rate Advances or to perform its obligations hereunder with respect to Eurodollar Rate Advances hereunder, then, upon the issuance of such opinion of counsel or such assertion by a central bank or other governmental authority, the Agent shall give notice of such opinion or assertion to the Borrowers (accompanied by such opinion, if applicable). The Borrowers shall forthwith (or at the end of the then-current Interest Period if the Eurodollar Rate Advances may be lawfully maintained as Eurodollar Rate Advances until then) either

(i)	prepay in full all Eurodollar Rate Advances made by such Lender, with accrued interest thereon or

(ii)	Convert each such Eurodollar Rate Advance made by such Lender into a Base Rate Advance.

Upon such prepayment or Conversion, the obligation of such Lender to make Eurodollar Rate Advances, or to Convert Advances into Eurodollar Rate Advances, shall be suspended until the Agent shall notify the Borrowers that the circumstances causing such suspension no longer exists.

2.17	Payments and Computations.

(a)

Time and Distribution of Payments. The Borrowers shall make each payment hereunder and with respect to any Advances or under any Notes, without counterclaim or setoff, not later than 11:00 a.m. (New York City time) on the day when due in U.S. dollars to the Agent at the Agent’s Account in same day funds. The Agent shall promptly thereafter cause to be distributed like funds relating to the payment of principal or interest, fees or commissions ratably (other than amounts payable pursuant to Section 2.10, 2.14, 2.15, 2.16 or 2.20) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an assignment pursuant to Section 2.21, the Agent shall make all payments hereunder and with respect to any Advances or under any Notes in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such assignment shall make all appropriate adjustments in such payments for the periods prior to such effective date directly between themselves.

(b)

Computation of Interest, Fees and Commissions. All computations of interest based on clause (a) of the definition of Base Rate shall be made by the Agent on the basis of a year of 365 or 366 days, as the case may be. All computations of interest based on the Eurodollar Rate, the Federal Funds Rate or clause (c) of the definition of Base Rate and of Facility Fees and Letter of Credit commissions shall be made by the Agent, and all computations of interest pursuant to Section 2.10 shall be made by a Lender, on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable. Each determination by the Agent (or, in the case of Section 2.10, by a Lender) of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

(c)

Payment Due Dates. Whenever any payment hereunder or with respect to any Advances or under any Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be, but not later than the Termination Date; provided, however, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.

(d)

Presumption of Borrower Payment. Unless the Agent receives notice from a Borrower prior to the date on which any payment is due to any Lenders hereunder that such Borrower will not make such payment in full, the Agent may assume that such Borrower has made such payment in full to the Agent on such date and the Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that such Borrower has not made such payment in full to the Agent, each such Lender shall repay to the Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Agent, at the Federal Funds Rate.

2.18

Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value)

participations in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)

if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)

the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations in L/C Obligations to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this paragraph shall apply).

Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

2.19	Evidence of Debt.

(a)

Lender Records; If Notes Required. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, such Borrower shall promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.

(b)

Record of Borrowings, Payables and Payments. The Register maintained by the Agent pursuant to Section 2.21(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded

(i)	the date and amount of each Borrowing made hereunder to each Borrower, the Type of Advances constituting such Borrowing and, if appropriate, the Interest Period applicable thereto,

(ii)	the terms of each assignment pursuant to Section 2.21,

(iii)	the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder, and

(iv)	the amount of any sum received by the Agent from a Borrower hereunder and each Lender’s share thereof.

(c)

Evidence of Payment Obligations. Entries made in good faith by the Agent in the Register pursuant to subsection (b) above, and by each Lender in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from a Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

2.20	Alteration of Commitments and Addition of Lenders.

(a)	Alter Lender Commitment. By a written agreement executed only by TBC, the Agent, each Issuing Bank and the affected Lender and any non-party lender involved,

(i)	the Commitment of such affected Lender may be increased to the amount set forth in such agreement;

(ii)	such non-party lender may be added as a Lender with a Commitment as set forth in such agreement, provided that such lender agrees to be bound by all the terms and provisions of this Agreement; and

(iii)	the unused portion of the Commitment of such affected Lender may be reduced or terminated and the Advances owing to such Lender may be prepaid in whole or in part, all as set forth in such agreement.

(b)

Conditions to Alteration. The Agent may execute any such agreement without the prior consent of any Lender other than the Lender affected, provided, however, that if at the time the Agent proposes to execute such agreement either (A) TBC’s long-term senior unsecured debt is rated by any two of S&P, Moody’s and Fitch, lower than BBB- by S&P, lower than Baa3 by Moody’s or lower than BBB- by Fitch or (B) a Default has occurred and is continuing, then the Agent shall not execute any such agreement unless it has first obtained the prior written consent of the Majority Lenders, and provided further that the Agent shall not execute any such agreement without the prior written consent of the Majority Lenders if such agreement would increase the total of the Commitments to an amount in excess of $3,166,666,667 or, pursuant to Section 2.20(c), $4,166,666,667.

(c)

Increase Total Commitment. The Company has the right to increase the total of the Commitments through a Request for Alteration, in minimum increments of $5,000,000, up to a maximum aggregate of Commitments of $4,166,666,667, provided that, in addition to the requirements specified in Section 2.20(b), at the time of and after giving effect to an increase, TBC’s long-term senior unsecured non-credit-enhanced debt ratings from any two of S&P, Moody’s and Fitch are better than or equal to BBB-, Baa3 and BBB-, respectively. The Company may offer the proposed increase (the “Proposed Increased Commitment”) to such Lender(s) or third party financial institutions acceptable to the Agent and each Issuing Bank (“New Lenders”) as the Company may select, provided that

(i)

such selected Lender(s) and such New Lender(s) shall have the right, but no obligation, to increase (or establish) its Commitment, by giving notice thereof to the Agent, to all or a portion of the Proposed Increased Commitment, allocations to be at the sole discretion of the Company, and

(ii)	that the minimum commitment of each New Lender equals or exceeds $25,000,000.

(d)

Request for Alteration. The Agent shall give each Lender prompt notice of any such agreement becoming effective. All requests for Lender consent under the provisions of this Section 2.20 shall specify the date upon which any such increase, addition, reduction, termination, or prepayment shall become effective (the “Effective Date”) and shall be made by means of a Request for Alteration substantially in the form as set forth in Exhibit C. On the Effective Date on which the Commitment of any Lender is increased, decreased, terminated or created or on which prepayment is made, all as described in such Request for Alteration, the Borrowers or such Lender, as the case may be, shall make available to the Agent not later than 12:30 p.m. (New York City time) on such date, in same day funds, the amount, if any, which may be required (and the Agent shall distribute such funds received by it to the Borrowers or to such Lenders, as the case may be) so that at the close of business on such date the sum of the Advances of each Lender then outstanding shall be in the same proportion to the total of the Advances of all the Lenders then outstanding as the Commitment of such Lender is to the total of the Commitments. The Agent shall give each Lender notice of the amount to be made available by, or to be distributed to, such Lender at least 3 Business Days before such payment is made.

2.21	Assignments; Sales of Participations and Other Interests in Advances.

(a)

Assignment of Lender Obligations. From time to time each Lender may, with the prior written consent of TBC (so long as no Event of Default has occurred and is continuing) and each Issuing Bank and subject to the qualifications set forth below, assign to one or more Lenders or an Eligible Assignee all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participations in Letters of Credit and the Note, if any, held by it) and will, at any time, if arranged by the Company pursuant to clause (i)(A) below upon at least 30 days’ notice to such Lender and the Agent, assign to one or more Eligible Assignees all of its rights and obligations under this Agreement (including without limitation, all of its Commitment, the Advances owing to it, its participations in Letters of Credit and the Note, if any, held by it); subject to the following:

(i)

If such Lender notifies TBC and the Agent of its intent to request the consent of TBC to an assignment, or if any Lender is a Defaulting Lender, TBC shall have the right, for 30 days after receipt of such notice or notice from the Agent that such Lender is a Defaulting Lender, as the case may be, and so long as no Event of Default has occurred and is continuing, in its sole discretion either (A) to arrange for one or more Eligible Assignees to accept such assignment or, in the case of a Defaulting Lender, an assignment of all of such Lender’s Advances and Commitment (a “Required Assignment”) or (B) other than in the case of a Defaulting Lender, to arrange for the rights and obligations of such Lender (including, without limitation, such Lender’s Commitment), and the total Commitments, to be reduced by an amount equal to the amount of such Lender’s Commitment proposed to be assigned and, in connection with such reduction, to prepay that portion of the Advances owing to such Lender which it proposes to assign;

(ii)	If TBC fails to notify such Lender within 30 days of TBC’s receipt of such Lender’s request for consent to assignment, the Borrowers shall be deemed to consent to the proposed assignment;

(iii)

Any such assignment shall not require any Borrower to file a registration statement with the Securities and Exchange Commission or apply to qualify the interests in the Advances under the blue sky laws of any state and the assigning Lender shall otherwise comply with all federal and state securities laws applicable to such assignment;

(iv)

Unless TBC consents, the amount of the Commitment of the assigning Lender being assigned pursuant to any such assignment (determined as of the date of the assignment) shall either (A) equal 50% of all such rights and obligations (or 100% in the case of a Required Assignment) or (B) not be less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof;

(v)

Unless either (x) TBC consents or (y) an Event of Default has occurred and is continuing, the aggregate amount of the Commitment assigned pursuant to all such assignments of such Lender (after giving effect to such assignment) shall in no event exceed 50% (except in the case of a Required Assignment) of all such Lender’s Commitment (as set forth in Schedule I, in the case of each Lender that is a party hereto as of October 30, 2019, or as set forth in the Register as the aggregate Commitment assigned to such Lender pursuant to one or more assignments, in the case of any assignee);

(vi)

No Lender shall be obligated to make a Required Assignment unless such Lender has received payments in an aggregate amount at least equal to the outstanding principal amount of all Advances being assigned, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement (including without limitation Section 2.13(c), provided that such Lender shall receive its pro rata share of the Facility Fee on the next date on which the Facility Fee is payable) and

(vii)

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations, or other compensating actions, including funding, with the consent of TBC, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances with its ratable portion. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs and except to the extent otherwise expressly agreed by the affected parties and subject to Section 8.17, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(b)

Effect of Lender Assignment. From and after the effective date of any assignment pursuant to Section 2.21(a), (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such assignment, it shall have the rights and obligations of a Lender hereunder and (ii) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such assignment, relinquish its rights (other than its rights under Section 2.14, 2.15, 2.20 or 8.3 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(c)

Security Interest; Assignment to Lender Affiliate. Notwithstanding Section 2.20(a) or any other provision in this Agreement, any Lender may, upon prior or contemporaneous notice to TBC and the Agent, at any time (i) create a security interest in all or any portion of its rights under this Agreement (including without limitation, the Advances owing to it and the Notes held by it, if any) to secure obligations of such Lender, including in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System or any other governmental agency or instrumentality, and (ii) assign all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participations in Letters of Credit and the Note held by it, if any) to an Affiliate of such Lender unless the result of such an assignment would be to increase the cost to any Borrowers of requesting, borrowing, continuing, maintaining, paying or converting any Advances.

(d)

Agent’s Register. The Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at its address referred to in Section 8.2 a copy of each assignment delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Advances of each Borrower owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each entity whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Upon receipt by the Agent from the assigning Lender of an assignment in form and substance satisfactory to the Agent executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with evidence of each Advance subject to such assignment, an Administrative Questionnaire for such assignee and a processing and recording fee of $3,500 (payable by either the assignor or the assignee), the Agent shall, if such assignment is a Required Assignment or has been consented to by TBC to the extent required by Section 2.21(a) or has been effected pursuant to Section 2.22(c), (i) accept such assignment, (ii) record the information contained therein in the Register, and (iii) give prompt notice thereof to TBC.

(e)

Lender Sale of Participations. Each Lender may sell participations in all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participations in Letters of Credit and the Notes held by it, if any) to one or more Affiliates of such Lender or to one or more other financial institutions; provided, however, that

(i)

any such participation shall not require any Borrowers to file a registration statement with the Securities and Exchange Commission or apply to qualify any interests in the Advances or any Notes under the blue sky laws of any state and the Lender selling or granting such participation shall otherwise comply with all federal and state securities laws applicable to such transaction,

(ii)	no purchaser of such a participation shall be considered to be a “Lender” for any purpose under the Agreement,

(iii)	such Lender’s obligations under this Agreement (including, without limitation, its Commitment to the Borrowers) shall remain unchanged,

(iv)	such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,

(v)	such Lender shall remain the holder of any Notes issued with respect to its Advances for all purposes of this Agreement,

(vi)	the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement,

(vii)

no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement or any Note, or any consent to any departure by any Borrower therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, and

(viii)

such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each purchaser of such a participation and the principal amounts (and stated interest) of each such Person’s interest in its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it, its participations in Letters of Credit and the Notes held by it, if any) (the “Participant Register”); provided that such Lender shall not have any obligation to disclose all or any portion of the Participant Register (including the identity of any Person or any information relating to a Person’s interest in any commitments, loans, letters of credit or its other obligations under this Agreement) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The Borrower agrees that each purchaser of such a participation shall be entitled to the benefits of Section 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(e) (it being understood that the documentation required under Section 2.15(e) shall be delivered to the Lender selling the participation)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 2.21(a).

(f)

Confidential Borrower Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 2.21, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrowers furnished to such Lender by or on behalf of the Borrowers; provided, however, that, prior to any such disclosure of Confidential Information, such Lender shall obtain the written consent of the Borrowers, and the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any such Confidential Information received by it from such Lender except as disclosure may be required or appropriate to governmental authorities, pursuant to legal process, or by law or governmental regulation or authority.

2.22	Extension of Termination Date.

(a)

Extension Request. TBC may, on behalf of itself and the Subsidiary Borrowers, by written notice to the Agent in the form of Exhibit E (each such notice being an “Extension Request”) given no earlier than 60 days and no later than 45 days prior to any one or more anniversaries of the date hereof, request that the then applicable Termination Date be extended to a date one year after the then applicable Termination Date. Such extension shall be effective with respect to each Lender which, by a written notice in the form of Exhibit F (a “Continuation Notice”) to TBC and the Agent given no earlier than 45 days and no later than 28 days (unless otherwise agreed by TBC and the Agent) prior to such anniversary, consents, in its sole discretion, to such extension (each Lender giving a Continuation Notice being referred to sometimes as a “Continuing Lender” and each Lender other than a Continuing Lender being a “Non-Extending Lender”), provided, however, that such extension shall be effective only if the aggregate Commitments of the Continuing Lenders, together with the Commitments of the Replacement Lenders, are greater than 50% of the aggregate Commitments of the Lenders on the date of the Extension Request. No Lender shall have any obligation to consent to any such extension of the Termination Date. The Agent shall notify each Lender of the receipt of an Extension Request within three (3) Business Days after receipt thereof. The Agent shall notify the Company and the Lenders no later than 15 days prior to the then applicable Termination Date whether the Agent has received Continuation Notices from Lenders holding more than 50% of the aggregate Commitments on the date of the Extension Request.

(b)

Non-Extending Lenders. The Commitment of each Non-Extending Lender shall terminate at the close of business on the Termination Date in effect prior to the delivery of such Extension Request without giving any effect to such proposed extension, provided that on the applicable anniversary date TBC may replace the Non-Extending Lenders pursuant to Section 2.22(c). On the Termination Date in effect prior to the delivery of such Extension Request without giving any effect to such proposed extension TBC shall pay or cause to be paid to the Agent, for the account of the Non-Extending Lenders, an amount equal to the Non-Extending Lenders’ Advances, together with accrued but unpaid interest and fees thereon and all other amounts then payable hereunder to the Non-Extending Lenders.

(c)

Replacement Lenders. A Non-Extending Lender shall be obligated, at the request of TBC, to assign at any time prior to the close of business on the applicable anniversary of the date hereof all of its rights (other than rights that would survive the termination of the Agreement pursuant to Section 8.3) and obligations hereunder to one or more Lenders or other commercial banks nominated by TBC and willing to become Lenders in place of such Non-Extending Lender that are approved by each Issuing Bank (the “Replacement Lenders”). In order to qualify as a Replacement Lender, a Lender or lender must satisfy all of the requirements of this Agreement (including without limitation the terms of Section 2.21 relating to Required Assignments). Such obligation of each Non-Extending Lenders is subject to such Non-Extending Lender’s receiving (i) payment in full from the Replacement Lenders of the principal amount of all Advances owing to such Non-Extending Lender immediately prior to an assignment to the Replacement Lenders and (ii) payment in full from the relevant Borrowers of all accrued interest and fees and other amounts payable hereunder and then owing to such Non-Extending Lender immediately prior to the assignment to the Replacement Lenders. Upon such assignment, the Non-Extending Lender shall no longer be a Lender, such Replacement Lender shall become a Continuing Lender, and the Agent shall make appropriate entries in the Register to reflect the foregoing.

2.23	Subsidiary Borrowers.

(a)

Subsidiary Borrower Designation. TBC may at any time, and from time to time, by delivery to the Agent of a Borrower Subsidiary Letter substantially in the form of Exhibit D, duly executed by TBC and the respective Subsidiary, designate such Subsidiary as a “Subsidiary Borrower” for purposes of this Agreement, and such Subsidiary shall thereupon become a “Subsidiary Borrower” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder; provided that any designation of a Subsidiary that is organized under the laws of a jurisdiction outside of the United States of America shall be made only upon 30 days prior notice to the Agent. The Agent shall promptly notify each Lender of each such designation by TBC and the identity of the designated Subsidiary. As soon as possible and in any event within 10 Business Days after notice of the designation of a Subsidiary Borrower that is organized under the laws of a jurisdiction outside of the United States of America, any Lender that may not legally lend to such Subsidiary Borrower (a “Protesting Lender”) shall so notify TBC and the Agent in writing. With respect to each Protesting Lender, TBC shall, effective on or before the date that such Subsidiary Borrower shall have the right to borrow hereunder, either:

(i)

arrange for one or more Lenders or other commercial banks to assume the Commitment of such Protesting Lender; subject, however, to payment to the Agent by the assignor or the assignee of a processing and recording fee of $3,500, in the event the assuming lender is not a Lender; or

(ii)	arrange for the Commitment of such Protesting Lender to be terminated and all Advances owed to such Lender to be prepaid;

subject, in either case, to payment in full of all principal, accrued and unpaid interest, fees, commissions and other amounts payable under this Agreement and then owing to such Lender immediately prior to the assignment or termination of the Commitment of such Lender.

If the Company shall designate as a Subsidiary Borrower hereunder any Subsidiary not organized under the laws of the United States or any State thereof, any Lender may, with notice to the Agent and the Company, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Subsidiary Borrower.

(b)

TBC Consent to Subsidiary Borrower Borrowings and Notices. No Advances shall be made to a Subsidiary Borrower, and no Conversion of any Advances at the request of a Subsidiary Borrower shall be effective, without, in each and every instance, the prior consent of TBC, in its sole discretion, which shall be evidenced by the countersignature of TBC to the relevant Notice of Borrowing or notice of Conversion. In addition, no notices which are to be delivered by a Borrower hereunder shall be effective, with respect to any Subsidiary Borrower, unless the notice is countersigned by TBC.

(c)

Subsidiary Borrower Termination Event. The occurrence of any of the following events with respect to any Subsidiary Borrower shall constitute a “Subsidiary Borrower Termination Event” with respect to such Subsidiary Borrower:

(i)	such Subsidiary Borrower ceases to be a Subsidiary;

(ii)	such Subsidiary Borrower is liquidated or dissolved;

(iii)	such Subsidiary Borrower fails to preserve and maintain its existence;

(iv)

such Subsidiary Borrower merges or consolidates with or into another Person, or conveys, transfers, leases, or otherwise disposes of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person (except that a Subsidiary Borrower may merge into or dispose of assets to another Borrower);

(v)	any of the “Events of Default” described in Section 6.1(a) through (f) occurs to or with respect to such Subsidiary Borrower as if such Subsidiary Borrower were “TBC”; or

(vi)	the Guaranty with respect to such Subsidiary Borrower ceases, for any reason, to be valid and binding on TBC or TBC so states in writing.

(d)

Terminated Subsidiary Borrower. Upon the occurrence of a Subsidiary Borrower Termination Event with respect to any Subsidiary Borrower, such Subsidiary Borrower (a “Terminated Subsidiary Borrower”) shall cease to be a Borrower for purposes of this Agreement and shall no longer be entitled to request or borrow Advances hereunder. All outstanding Advances of a Terminated Subsidiary Borrower shall be automatically due and payable as of the date on which the Subsidiary Borrower Termination Event of such Terminated Subsidiary Borrower occurred, together with accrued interest thereon and any other amounts then due and payable by that Borrower hereunder, unless, in the case of a Subsidiary Borrower Termination Event described in paragraph (iv) of Section 2.22(c), the other Person party to the transaction is a Borrower and such other Borrower has assumed in writing all of the outstanding Advances and other obligations under this Agreement and under any other Loan Document, of the Terminated Subsidiary Borrower.

(e)

TBC as Subsidiary Borrowers’ Agent. Each of the Subsidiary Borrowers hereby appoints and authorizes TBC to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to TBC by the terms hereof, together with such powers as are reasonably incidental thereto.

(f)

Subsidiaries’ Several Liabilities. Notwithstanding anything in this Agreement to the contrary, each of the Subsidiary Borrowers shall be severally liable for the liabilities and obligations of such Subsidiary Borrower under this Agreement and its Borrowings, and other Loan Documents, if any. No Subsidiary Borrower shall be liable for the obligations of any other Borrower under this Agreement or any Borrowings of any other Borrower or any other Borrower’s Notes, if any. Each Subsidiary Borrower shall be severally liable for all payments of the principal of and interest on Advances to such Subsidiary Borrower, and any other amounts due hereunder that are specifically allocable to such Subsidiary Borrower or the Advances to such Subsidiary Borrower. With respect to any amounts due hereunder, including fees and commissions, that are not specifically allocable to a particular Borrower, each Borrower shall be liable for such amount pro rata in the same proportion as such Borrower’s outstanding Advances bear to the total of then-outstanding Advances to all Borrowers.

2.24	Defaulting Lenders.

(a)	If any Letters of Credit are outstanding at the time a Lender becomes a Defaulting Lender, and the Commitments have not been terminated in accordance with Section 6.2, then:

(i)

so long as no Default has occurred and is continuing, all or any part of the Available Amount of outstanding Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Ratable Shares (disregarding any Defaulting Lender’s Commitment) but only to the extent that the sum of (A) the aggregate principal amount of all Advances made by such Non-Defaulting Lenders (in their capacity as Lenders) and outstanding at such time, plus (B) such Non-Defaulting Lenders’ Ratable Shares (before giving effect to the reallocation contemplated herein) of the Available Amount of all outstanding Letters of Credit, plus (C) the aggregate principal amount of all Advances made by each Issuing Bank pursuant to Section 2.3(f) that have not been ratably funded by such Non-Defaulting Lenders and outstanding at such time, plus (D) such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit, does not exceed the total of all Non-Defaulting Lenders’ Commitments and, after giving effect thereto with respect to each Non-Defaulting Lender, the sum of the Advances, participations in Letters of Credit (including any Advances made by an Issuing bank pursuant to Section 2.3(f) that have not been ratably funded by the Lenders and outstanding at such time) does not exceed such Non-Defaulting Lender’s Commitment.

(ii)

if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by any Issuing Bank, cash collateralize such Defaulting Lender’s Ratable Share of the Available Amount of such Letters of Credit (after giving effect to any partial reallocation pursuant to clause (i) above) by paying cash collateral to such Issuing Bank; provided that, so long as no Default shall be continuing, such cash collateral shall be released promptly upon the earliest of (A) the reallocation of the Available Amount of outstanding Letters of Credit among Non-Defaulting Lenders in accordance with clause (i) above, (B) the termination of the Defaulting Lender status of the applicable Lender or (C) such Issuing Bank’s good faith determination that there exists excess cash collateral (in which case, the amount equal to such excess cash collateral shall be released);

(iii)

if the Ratable Shares of Letters of Credit of the Non-Defaulting Lenders are reallocated pursuant to this Section 2.24(a), then the fees payable to the Lenders pursuant to Section 2.8(b)(i) shall be adjusted in accordance with such Non-Defaulting Lenders’ Ratable Shares of Letters of Credit;

(iv)

if any Defaulting Lender’s Ratable Share of Letters of Credit is neither cash collateralized nor reallocated pursuant to this Section 2.24(a), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Letter of Credit fees payable under Section 2.8(b)(i) with respect to such Defaulting Lender’s Ratable Share of Letters of Credit shall be payable to the applicable Issuing Bank until such Defaulting Lender’s Ratable Share of Letters of Credit is cash collateralized and/or reallocated; and

(v)

to the extent that the Available Amount of any outstanding Letter of Credit is cash collateralized by the Borrowers pursuant to this Section 2.24, the Borrowers shall not be required to pay any commission otherwise payable pursuant to Section 2.8(b)(i) on that portion of the Available Amount that is so cash collateralized.

(b)

So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit unless it is satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the Non-Defaulting Lenders and/or cash collateral will be provided by the applicable Borrower, and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.24(a)(i) (and Defaulting Lenders shall not participate therein).

(c)

No Revolving Credit Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.24, performance by the Borrowers of their obligations shall not be excused or otherwise modified as a result of the operation of this Section 2.24. The rights and remedies against a Defaulting Lender under this Section 2.24 are in addition to any other rights and remedies which the Borrowers, the Agent, any Issuing Bank or any Lender may have against such Defaulting Lender.

(d)

If the Borrowers, the Agent and each Issuing Bank agree in writing in their reasonable determination that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Ratable Share (without giving effect to Section 2.24(a)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of any Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(e)

Notwithstanding anything to the contrary contained in this Agreement, any payment of principal, interest, facility fees, Letter of Credit commissions or other amounts received by the Agent for the account of any Defaulting Lender under this Agreement (whether voluntary or mandatory, at maturity, pursuant to Article 6 or otherwise) shall be applied at such time or times as may be reasonably determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, if so reasonably determined by the Agent or requested by any Issuing Bank, to be held as cash collateral for future funding obligations of such Defaulting Lender in respect of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default exists), to the funding of any Advance in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Agent; fifth, if so reasonably determined by the Agent and the Borrowers, to be held in the L/C Cash Deposit Account and released in order to satisfy obligations of such Defaulting Lender to fund Advances under this Agreement; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advance in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the applicable conditions set forth in Article 3 were satisfied or waived, such payment shall be applied solely to pay the Advances of all Non-Defaulting Lenders and Potential Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of such Defaulting Lender and provided further that any amounts held as cash collateral for funding obligations of a Defaulting Lender shall be returned to such Defaulting Lender upon the termination of this Agreement and the satisfaction of such Defaulting Lender’s obligations hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

ARTICLE 3

Representations and Warranties

3.1	Representations and Warranties by the Borrowers. Each of the Borrowers represents and warrants as follows:

(a)

Corporate Standing. TBC is a duly organized corporation existing in good standing under the laws of the State of Delaware. Each Subsidiary Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and each of TBC and each Subsidiary Borrower is qualified to do business in every jurisdiction where such qualification is required, except where the failure to so qualify would not have a material adverse effect on the financial condition of TBC and the Subsidiary Borrowers as a whole.

(b)

Corporate Powers; Governmental Approvals. The execution and delivery and the performance of the terms of this Agreement are, and the execution and delivery and the performance of the terms of any other Loan Documents and of each Guaranty will be, within the corporate powers of each Borrower party thereto, have been or will have been (as appropriate) duly authorized by all necessary corporate action, have, or will have, received (as appropriate) all necessary governmental approval, if any (which approval, if any, remains in full force and effect), and do not contravene any provision of the Certificate of Incorporation or By-Laws of any Borrower party thereto, or do not contravene any law or any contractual restriction binding on any Borrower party thereto, except where such contravention would not have a material adverse effect on the financial condition of TBC and its Subsidiaries, taken as a whole.

(c)

Enforceability. This Agreement and the other Loan Documents, if any, when duly executed and delivered by each Borrower party thereto, will constitute legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, and each Guaranty, when duly executed and delivered by TBC, will constitute a legal, valid and binding obligation of TBC, enforceable against TBC in accordance with its terms, subject to general equitable principles and except as the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to creditors’ rights.

(d)

No Material Pending or Threatened Actions. In TBC’s opinion, there are no pending or threatened actions or proceedings before any court or administrative agency (i) other than as disclosed in TBC’s filings with the Securities and Exchange Commission, that are reasonably likely to have a material adverse effect on the financial condition or operations of the Company which is likely to materially impair the ability of the Company to repay the Advances or (ii) which would reasonably be expected to materially and adversely affect the legality, validity or enforceability of this Agreement or the Advances.

(e)

Consolidated Statements. The Consolidated statement of financial position as of December 31, 2018 and the related Consolidated statement of earnings and retained earnings for the year then ended (copies of which have been made available to each Lender) correctly set forth the Consolidated financial condition of TBC and its Subsidiaries as of such date and the result of the Consolidated operations for such year. The Consolidated statement of financial position as of September 30, 2019 and the related Consolidated statement of earnings and retained earnings for the nine month period then ended (copies of which have been made available to each Lender) correctly set forth, subject to year-end audit adjustments, the Consolidated financial condition of TBC and its Subsidiaries as of such date and the result of the Consolidated operations for such nine month period.

(f)

Regulation U. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System, and no proceeds of any Advance will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Following application of the proceeds of each Advance, not more than 25 percent of the value of the assets (either of any Borrower only or of each Borrower and its subsidiaries on a Consolidated basis) subject to the provisions of Section 4.2(a) or subject to any restriction contained in any agreement or instrument between any Borrower and any Lender or any Affiliate of a Lender relating to Debt within the scope of Section 6.1(d) will be margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System).

(g)

Investment Company Act. No Borrower is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Advances, nor the application of the proceeds or repayment thereof by any Borrower, nor the consummation of the other transactions contemplated hereby, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(h)

No Material Adverse Change. Except as disclosed in filings with the Securities and Exchange Commission prior to the date hereof, there has been no material adverse change in the Company’s financial condition or results of operations since December 31, 2018 that is likely to impair the ability of the Company to repay the Advances.

(i)

Anti-Corruption Laws and Sanctions. TBC has implemented and maintains in effect policies and procedures designed to promote compliance with Anti-Corruption Laws and applicable Sanctions by TBC, its Subsidiaries and their respective directors, officers, employees and , to the extent commercially reasonable, agents under the control and acting on behalf of TBC or its Subsidiaries, and TBC, its Subsidiaries and their respective officers and employees and to the knowledge of TBC its directors and agents under the control and acting on behalf of TBC or its Subsidiaries, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) TBC, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of TBC, any agent under the control and acting on behalf of TBC or any Subsidiary in connection with the credit facility established hereby, is a Sanctioned Person.

(j)

ERISA. No Borrower is nor will be (1) an employee benefit plan subject to Title I of ERISA, (2) a plan or account subject to Section 4975 of the Internal Revenue Code; (3) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code; or (4) a “governmental plan” within the meaning of ERISA.

ARTICLE 4

Covenants of TBC

4.1	Affirmative Covenants of TBC. From the date of this Agreement and so long as any amount is payable by a Borrower to any Lender hereunder or any Commitment is outstanding, TBC will:

(a)	Periodic Reports. Furnish to the Lenders:

(1)

within 60 days after the close of each of the first three quarters of each of TBC’s fiscal years, a Consolidated statement of financial position of TBC and the Subsidiaries as of the end of such quarter and a Consolidated comparative statement of earnings and retained earnings of TBC and the Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each certified by an authorized officer of TBC,

(2)

within 120 days after the close of each of TBC’s fiscal years, and with respect to any quarter thereof, if requested in writing by the Majority Lenders (with a copy to the Agent), within 60 days after the later of (x) the close of any of the first three quarters thereof subject of such request and (y) such request, a statement certified by an authorized officer of TBC showing in detail the computations required by the provisions of Sections 4.2(a) and 4.2(b), based on the figures which appear on the books of account of TBC and the Subsidiaries at the close of such quarters,

(3)

within 120 days after the close of each of TBC’s fiscal years, a copy of the annual audit report of TBC, certified by independent public accountants of nationally recognized standing, together with financial statements consisting of a Consolidated statement of financial position of TBC and the Subsidiaries as of the end of such fiscal year and a Consolidated statement of earnings and retained earnings of TBC and the Subsidiaries for such fiscal year,

(4)

within 120 days after the close of each of TBC’s fiscal years, a statement certified by the independent public accountants who shall have prepared the corresponding audit report furnished to the Lenders pursuant to the provisions of clause (3) of this subsection (a), to the effect that, in the course of preparing such audit report, such accountants had obtained no knowledge, except as specifically stated, that TBC had been in violation of the provisions of any one of Sections 4.2(a), 4.2(b), 4.2(c) and 4.2(d), at any time during such fiscal year,

(5)	promptly upon their becoming available, all financial statements, reports and proxy statements which TBC sends to its stockholders,

(6)	promptly upon their becoming available, all regular and periodic financial reports which TBC or any Subsidiary files with the Securities and Exchange Commission or any national securities exchange,

(7)

within 3 Business Days after the discovery of the occurrence of any event which constitutes a Default, notice of such occurrence together with a detailed statement by a responsible officer of TBC of the steps being taken by TBC or the appropriate Subsidiary to cure the effect of such event, and

(8)	such other information respecting the financial condition and operations of TBC or the Subsidiaries as the Agent may from time to time reasonably request.

In lieu of furnishing the Lenders the items referred to in clauses (1), (3), (5) and (6) above, the Company may make available such items on the Company’s website at www.boeing.com, at www.sec.gov or at such other website as notified to the Agent and the Lenders, which shall be deemed to have satisfied the requirement of delivery of such items in accordance with this Section.

(b)

Payment of Taxes, Etc. Duly pay and discharge, and cause each Subsidiary duly to pay and discharge, all material taxes, assessments and governmental charges upon it or against its properties prior to a date which is 5 Business Days after the date on which penalties are attached thereto, except and to the extent only that the same shall be contested in good faith and by appropriate proceedings by TBC or the appropriate Subsidiary.

(c)

Insurance. Maintain, and cause each Subsidiary to maintain, with financially sound and reputable insurance companies or associations, insurance of the kinds, covering the risks and in the relative proportionate amounts usually carried by companies engaged in businesses similar to that of TBC or such Subsidiary, except, to the extent consistent with good business practices, such insurance may be provided by TBC through its program of self insurance.

(d)	Corporate Existence. Preserve and maintain its corporate existence.

(e)

Material Compliance With Laws. Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws (including ERISA and applicable environmental laws), except to the extent that failure to so comply would not have a material adverse effect on the financial condition or operations of the Company; and maintain in effect policies and procedures designed to promote compliance with Anti-Corruption Laws and applicable Sanctions by TBC, its Subsidiaries and their respective directors, officers, employees and, to the extent commercially reasonable, agents under the control and acting on behalf of TBC or its Subsidiaries.

4.2

General Negative Covenants of TBC. From the date of this Agreement and so long as any amount shall be payable by TBC or any other Borrower to any Lender hereunder or any Commitment shall be outstanding, TBC will not:

(a)

Mortgages, Liens, Etc. Create, incur, assume or suffer to exist any mortgage, pledge, lien, security interest or other charge or encumbrance (including the lien or retained security title of a conditional vendor) upon or with respect to any of its Property, Plant and Equipment, or upon or with respect to the Property, Plant and Equipment of any Subsidiary, or assign or otherwise convey, or permit any Subsidiary to assign or otherwise convey, any right to receive income from or with respect to its Property, Plant and Equipment, except

(1)	liens in connection with workmen’s compensation, unemployment insurance or other social security obligations;

(2)

liens securing the performance of bids, tenders, contracts (other than for the repayment of borrowed money), leases, statutory obligations, surety and appeal bonds, liens to secure progress or partial payments made to TBC or such Subsidiary and other liens of like nature made in the ordinary course of business;

(3)	mechanics’, workmen’s, materialmen’s or other like liens arising in the ordinary course of business in respect of obligations which are not due or which are being contested in good faith;

(4)	liens for taxes not yet due or being contested in good faith and by appropriate proceedings by TBC or the affected Subsidiary;

(5)	liens which arise in connection with the leasing of equipment in the ordinary course of business;

(6)	liens on Property, Plant and Equipment owned by TBC or any Subsidiary of TBC existing on September 30, 2019;

(7)

liens on assets of a Person existing at the time such Person is merged into or consolidated with TBC or a Subsidiary of TBC or at the time of purchase, lease, or acquisition of the property or Voting Stock of such Person as an entirety or substantially as an entirety by TBC or a Subsidiary of TBC, whether or not any Debt secured by such liens is assumed by TBC or such Subsidiary, provided that such liens are not created in anticipation of such purchase, lease, acquisition or merger;

(8)	liens securing Debt of a Subsidiary of TBC owing to TBC or to another Subsidiary;

(9)

liens on assets existing at the time of acquisition of such property by TBC or a Subsidiary of TBC or purchase money liens to secure the payment of all or part of the purchase price of property upon acquisition of such assets by TBC or such Subsidiary or to secure any Debt incurred or guaranteed by TBC or a Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion or construction (including any improvements on existing property), or commencement of full operation, of such property, which Debt is incurred or guaranteed solely for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon; provided, however, that in the case of any such acquisition, construction or improvement, the lien shall not apply to any property theretofore owned by TBC or such Subsidiary other than, in the case of such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement made is located;

(10)

liens securing obligations of TBC or a Subsidiary incurred in conjunction with industrial revenue bonds or other instruments utilized in connection with incentive structures for tax purposes issued for the benefit of TBC or a Subsidiary in connection with any Property, Plant and Equipment used by TBC or a Subsidiary;

(11)

any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any lien referred to in the foregoing; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement and that such extension, renewal or replacement shall be limited to all or any part of the property that secured the lien so extended, renewed or replaced (plus improvements and construction on such property); and

(12)

other liens, charges and encumbrances, so long as the aggregate amount of the Consolidated Debt for which all such liens, charges and encumbrances serve as security does not exceed 15% of Consolidated Net Tangible Assets.

(b)

Consolidated Debt. Permit its Consolidated Debt (subject to Section 4.3) to be at any time more than 60% of Total Capital, where “Total Capital” means the sum of shareholders’ equity and Consolidated Debt of TBC, provided that any accumulated other comprehensive income and loss will be excluded.

(c)

Payment in Violation of an Agreement. Make any payment, or permit any Subsidiary to make any payment, of principal or interest, on any Debt which payment would constitute a violation of the terms of this Agreement or of the terms of any indenture or agreement binding on such corporation or to which such corporation is a party except to the extent such payment is not likely to impair the ability of TBC to repay the Advances.

(d)

Merger or Consolidation. Merge or consolidate with or into, or convey, transfer, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person except that TBC may merge or consolidate with any Person so long as TBC is the surviving corporation and no Default has occurred and is continuing or would result therefrom, and except that any direct or indirect Subsidiary of TBC may merge or consolidate with or into, or dispose of assets to, TBC or any other direct or indirect Subsidiary of TBC, provided, in each case, that no Event of Default has occurred and is continuing at the time of such proposed transaction or would result therefrom.

(e)

Use of Proceeds. Directly use, or knowingly indirectly use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents under the control and acting on behalf of TBC or its Subsidiaries to directly use, or knowingly indirectly use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in (x) violation of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or (y) material violation of any other Anti-Corruption Laws or (ii) for the purpose of funding or financing any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country except to the extent licensed, authorized or otherwise permitted under applicable law.

4.3

Financial Statement Terms. For purposes of Section 4.2(b), (a) all accounting terms shall exclude amounts attributable to Boeing Capital Corporation and its Subsidiaries and Boeing Financial Corporation, a Delaware corporation; and (b) Total Capital shall exclude the effects of (i) any merger-related accounting adjustments which are attributable to the merger with or acquisition of McDonnell Douglas Corporation by TBC and (ii) any repurchase by TBC of its common stock from the date of the merger with or acquisition of McDonnell Douglas Corporation by TBC.

4.4

Waivers of Covenants. The departure by TBC or any Subsidiary from the requirements of any of the provisions of this Article 4 shall be permitted only if such departure has been consented to in advance in a writing signed by the Majority Lenders, and such writing shall be effective as a consent only to the specific departure described in such writing. Such departure by TBC or any Subsidiary when properly consented to by the Majority Lenders shall not constitute an Event of Default under Section 6.1(c).

ARTICLE 5

Conditions Precedent to Borrowings and Issuances

5.1

Conditions Precedent to the Initial Borrowing or Initial Issuance of TBC. The obligation of each Lender to make its initial Advance to TBC and of each Issuing Bank to issue a Letter of Credit for the account of TBC are subject to receipt by the Agent on or before the day of the initial Borrowing or initial issuance of all of the following, each dated as of the day hereof, in form and substance satisfactory to the Agent and its counsel:

(a)

Documentation. Copies of all documents, certified by an officer of TBC, evidencing necessary corporate action by TBC and governmental approvals, if any, with respect to this Agreement, to the other Loan Documents, if any, and to Guaranties to be delivered by TBC pursuant to Section 5.4(e);

(b)

Officer’s Certificate. A certificate of the Secretary or an Assistant Secretary of TBC which certifies the names of the officers of TBC authorized to sign this Agreement, the Notes, if any, and the other documents to be delivered hereunder, together with true specimen signatures of such officers and facsimile signatures of officers authorized to sign by facsimile signature (on which certificate each Lender may conclusively rely until it receives a further certificate of the Secretary or an Assistant Secretary of TBC canceling or amending the prior certificate and submitting specimen signatures of the officers named in such further certificate);

(c)	Opinion of Company Counsel. A favorable opinion of in-house counsel for TBC substantially in the form of Exhibit G;

(d)	Opinion of Agent’s Counsel. A favorable opinion of Shearman & Sterling LLP, counsel for the Agent, substantially in the form of Exhibit H;

(e)	Termination of 2011 Credit Agreement. TBC shall have terminated in whole the commitments of the banks parties to the 2011 Credit Agreement; and

(f)

Satisfaction of 2011 Credit Agreement Obligations. TBC and its Subsidiaries shall have satisfied all of their respective obligations under the 2011 Credit Agreement including, without limitation, the payment of all fees under such agreement.

(g)

KYC Materials. To the extent that the applicable information is not available from the Company’s website at www.boeing.com, at www.sec.gov or at such other website as notified to the Agent and the Lenders, TBC shall have provided such materials and information as are reasonably necessary for each Lender to conduct know-your-customer due diligence, provided such information is reasonably requested by such Lender in writing at least five Business Days prior to the Closing Date.

5.2

Conditions Precedent to Each Borrowing and Each Issuance of TBC. The obligation of each Lender to make an Advance on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit (including the initial issuance) are subject to the further conditions precedent that on the date of the request for a Borrowing, date of the requested issuance and on the date of such Borrowing or issuance, the following statements shall be true, and both the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by TBC of the proceeds of such Borrowing or such Letter of Credit shall be a representation by TBC that:

(a)

the representations and warranties contained in subsections (a) through (g) and (i) of Section 3.1 (other than clause (i) of subsection (d) thereof) are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date); and

(b)	as of each such date no event has occurred and is continuing, or would result from the proposed Borrowing or issuance, which constitutes a Default.

5.3	[Reserved].

5.4

Conditions Precedent to the Initial Borrowing and Issuance of a Subsidiary Borrower. The obligation of each Lender to make its initial Advance to any particular Subsidiary Borrower and of each Issuing Bank to issue a Letter of Credit for the account of such Subsidiary Borrower are subject to the receipt by the Agent, on or before the day of the initial Borrowing or initial issuance by such Subsidiary Borrower, of all of the following, each dated on or prior to the day of the initial Borrowing or issuance, in form and substance satisfactory to the Agent and its counsel:

(a)	Borrower Subsidiary Letter. A Borrower Subsidiary Letter, substantially in the form of Exhibit D, executed by such Subsidiary Borrower and TBC;

(b)

Documentation. Copies of all documents, certified by an officer of the Subsidiary Borrower, evidencing necessary corporate action by the Subsidiary Borrower and governmental approvals, if any, with respect to this Agreement and any other Loan Documents;

(c)

Officer’s Certificate. A certificate of the Secretary or an Assistant Secretary of TBC or the Subsidiary Borrower which certifies the names of the officers of the Subsidiary Borrower authorized to sign the Notes and the other documents to be delivered hereunder, together with true specimen signatures of such officers and facsimile signatures of officers authorized to sign by facsimile signature (on which certificate each Lender may conclusively rely until it receives a further certificate of the Secretary or an Assistant Secretary of TBC or the Subsidiary Borrower canceling or amending the prior certificate and submitting signatures of the officers named in such further certificate);

(d)

Opinion of Subsidiary Counsel. A favorable opinion of in-house counsel to the Subsidiary Borrower, substantially in the form of Exhibit I and as to such other matters as the Agent may reasonably request;

(e)

TBC Guaranty. A Guaranty of TBC that unconditionally guarantees the payment of all obligations of such Subsidiary Borrower hereunder and under the Notes of such Subsidiary Borrower, substantially in the form of Exhibit J, executed and delivered by TBC to the Agent;

(f)	Opinion of TBC Counsel. A favorable opinion of in-house counsel to TBC, substantially in the form of Exhibit K and as to such other matters as the Agent may reasonably request; and

(g)

KYC Materials. To the extent that the applicable information is not available from the Company’s website at www.boeing.com, at www.sec.gov or at such other website as notified to the Agent and the Lenders, TBC shall have provided such materials and information as are reasonably necessary for each Lender to conduct know-your-customer due diligence, provided such information is reasonably requested by such Lender in writing at least five Business Days prior to the initial Borrowing or initial issuance for the account of such Subsidiary Borrower.

(h)

Beneficial Ownership Certification. At least five days prior to the effectiveness of the applicable Borrower Subsidiary Letter, with respect to any Subsidiary Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, to each Lender that so requests, a Beneficial Ownership Certification in relation to such Subsidiary Borrower.

5.5

Conditions Precedent to Each Borrowing or Issuance of a Subsidiary Borrower. The obligation of each Lender to make an Advance to a Subsidiary Borrower on the occasion of each Borrowing (including the initial Borrowing) and the obligation of each Issuing Bank to issue a Letter of Credit for the account of such Subsidiary Borrower (including the initial issuance) are subject to the further conditions precedent that on the date of the request for such Borrowing, date of the requested issuance and the date of such Borrowing or issuance, the following statements shall be true, and each of the giving of the applicable Notice of Borrowing, Notice of Issuance and the acceptance by such Subsidiary Borrower of the proceeds of such Borrowing or such Letter of Credit shall be (a) a representation by such Subsidiary Borrower that:

(i)

the representations and warranties of that Subsidiary Borrower contained (A) in subsections (a) through (g) and (i) of Section 3.1 (other than clause (i) of subsection (d) thereof) are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date), and (B) in its Borrower Subsidiary Letter are true and correct on and as of the date of such Borrowing or issuance, before and after giving effect to such Borrowing or issuance; and

(ii)	as of each such date no event has occurred and is continuing, or would result from the proposed Borrowing or issuance, which constitutes a Default;

and (b) a representation by TBC that the representations and warranties of TBC contained in subsections (a) through (g) and (i) of Section 3.1 (other than clause (i) of subsection (d) thereof) are true and accurate on and as of each such date as though made on and as of each such date (except to the extent that such representations and warranties relate solely to an earlier date), and that, as of each such date, no event has occurred and is continuing, or would result from the proposed Borrowing or issuance, which constitutes a Default.

ARTICLE 6

Events of Default

6.1	Events of Default. Each of the following shall constitute an Event of Default:

(a)

Failure by TBC to make when due any payment of principal of or interest on any Advance or under a Guaranty when the same becomes due and payable and such failure is not remedied within 5 Business Days thereafter;

(b)

Any representation or warranty made by TBC in connection with the execution and delivery of this Agreement, the Borrowings or any Guaranty, or otherwise furnished pursuant hereto proves to have been incorrect when made in any material respect;

(c)

Failure by TBC to perform any other term, covenant or agreement contained in this Agreement, and such failure is not remedied within 30 days after written notice thereof has been given to TBC by the Agent, at the request, or with the consent, of the Majority Lenders;

(d)

Failure by TBC to pay when due (i) any obligation for the payment of borrowed money on any regularly scheduled payment date or following acceleration thereof or (ii) any other monetary obligation if, in the case of either of clauses (i) or (ii), the aggregate unpaid principal amount of the obligations with respect to which such failure to pay or acceleration occurred (excluding any failure to pay that TBC certifies is a result of the application of Sanctions) equals or exceeds $500,000,000 and such failure is not remedied within 5 Business Days after TBC receives notice thereof from the Agent or the creditor on such obligation;

(e)	TBC or any of its Subsidiaries

(1)	incurs liability with respect to any employee pension benefit plan in excess of $500,000,000 in the aggregate under

(A)	Sections 4062, 4063, 4064 or 4201 of ERISA; or

(B)

otherwise under Title IV of ERISA as a result of any reportable event as defined in Section 4043 of ERISA (other than a reportable event as to which the provision of 30 days’ notice is waived under applicable regulations);

(2)	has a lien imposed on its property and rights to property under Section 4068 of ERISA on account of a liability in excess of $500,000,000 in the aggregate; or

(3)	incurs liability under Title IV of ERISA

(A)

in excess of $500,000,000 in the aggregate as a result of the Company or any ERISA Affiliate having filed a notice of intent to terminate any employee pension benefit plan under the “distress termination” provision of Section 4041 of ERISA, or

(B)

in excess of $500,000,000 in the aggregate as a result of the Pension Benefit Guaranty Corporation having instituted proceedings to terminate, or to have a trustee appointed to administer, any such plan;

(f)	The happening of any of the following events, provided such event has not then been cured or stayed:

(1)	the cessation by TBC of the payment of its Debts as they mature,

(2)	the making of an assignment for the benefit of the creditors of TBC,

(3)	the appointment of a trustee or receiver or liquidator for TBC or for a substantial part of its property, or

(4)

the institution of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against TBC under the laws of any jurisdiction in which TBC is organized or has material business, operations or assets and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property and assets) shall occur; or

(g)	So long as any Subsidiary is a Borrower hereunder, the Guaranty with respect to such Subsidiary Borrower for any reason ceases to be valid and binding on TBC or TBC so states in writing.

6.2	Lenders’ Rights upon Borrower Default. If an Event of Default occurs or is continuing, then the Agent shall at the request, or may with the consent, of the Majority Lenders, by notice to TBC,

(a)

declare the obligation of each Lender to make further Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.3(f)) and of the Issuing Banks to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and

(b)

declare the Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances, all such interest, and all such other amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers, provided, however, that in the event of an actual entry or, in the case of the institution by TBC of a proceeding described in Section 6.1(f)(4), a deemed entry, of an order for relief with respect to any Borrower under the Federal Bankruptcy Code (whether in connection with a voluntary or an involuntary case), (i) the obligation of each Lender to make Advances (other than Advances by an Issuing Bank or a Lender pursuant to Section 2.3(f)) and of the Issuing Banks to issue Letters of Credit shall automatically be terminated and (ii) the payment obligations of the Borrowers with respect to Advances, all such interest, and all such amounts shall automatically become and be due and payable, without presentment, demand, protest, or any notice of any kind, all of which are hereby expressly waived by the Borrowers.

6.3

Actions in Respect of the Letters of Credit upon Borrower Default. If any Event of Default shall have occurred and be continuing, the Agent may with the consent, or shall at the request, of the Majority Lenders, irrespective of whether it is taking any of the actions described in Section 6.2 or otherwise, make demand upon TBC to, and forthwith upon such demand TBC will

(a)

pay to the Agent on behalf of the Lenders in same day funds at the Agent’s office designated in such demand, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding or

(b)

make such other reasonable arrangements in respect of the outstanding Letters of Credit as shall be acceptable to the Majority Lenders, provided, however, that in the event of an actual or deemed entry of an order for relief with respect to TBC under the Federal Bankruptcy Code (whether in connection with a voluntary or an involuntary case), the obligation of TBC to pay to the Agent on behalf of the Lenders in same day funds, for deposit in the L/C Cash Deposit Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding shall automatically become and be due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrowers. If at any time the Agent reasonably determines that any funds held in the L/C Cash Deposit Account are subject to any right or interest of any Person other than the Agent and the Lenders or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrowers will, forthwith upon demand by the Agent, pay to the Agent, as additional funds to be deposited and held in the L/C Cash Deposit Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the L/C Cash Deposit Account that are free and clear of any such right and interest. Upon the drawing of any Letter of Credit, to the extent funds are on deposit in the L/C Cash Deposit Account, such funds shall be applied to reimburse the Issuing Banks to the extent permitted by applicable law, and if so applied, then such reimbursement shall be deemed a repayment of the corresponding Advance in respect of such Letter of Credit. After all such Letters of Credit shall have expired or been fully drawn upon and all other obligations of the Borrowers hereunder and under the Notes shall have been paid in full, the balance, if any, in such L/C Cash Deposit Account shall be promptly returned to TBC.

ARTICLE 7

The Agent

7.1

Appointment and Authority. Each Lender (in its capacity as a Lender and Issuing Bank, as applicable) hereby irrevocably appoints Citibank to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrowers shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

7.2

Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, the Company or any Subsidiary or other Affiliate thereof as if such Person were not the Agent hereunder and without any duty to account therefor to the Lenders.

7.3	Exculpatory Provisions.

(a)

The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agent:

(i)	shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)

shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law; and

(iii)

shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity;

provided, that, notwithstanding the foregoing, the Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrowers pursuant to the terms of this Agreement. The Agent further agrees to make a request pursuant to Section 4.1(a)(8) at the request of any Lender, and to share such requested information with the Lenders.

(b)

The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.1 and 6.2), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Agent in writing by the Company or a Lender.

(c)

The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby, or (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agent.

7.4

Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of an Advance, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Advance or the issuance of such Letter of Credit. The Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

7.5	Indemnification.

(a)

Each Lender severally agrees to indemnify the Agent in its capacity as Agent (to the extent not reimbursed by TBC or any other Borrower), from and against its Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement to the extent that the Agent is not reimbursed for such expenses by TBC or any other Borrower.

(b)

Each Lender severally agrees to indemnify the Issuing Banks (to the extent not promptly reimbursed by TBC) from and against such Lender’s Ratable Share of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against any Issuing Bank in any way relating to or arising out of this Agreement or any action taken or omitted by such Issuing Bank hereunder or in connection herewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Issuing Bank’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Without limitation of the foregoing, each Lender agrees to reimburse any such Issuing Bank promptly upon demand for its Ratable Share of any out-of-pocket expenses (including counsel fees) payable by TBC under Section 8.3, to the extent that such Issuing Bank is not promptly reimbursed for such costs and expenses by TBC.

(c)

The failure of any Lender to reimburse the Agent or any Issuing Bank promptly upon demand for its Ratable Share of any amount required to be paid by the Lenders to the Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse the Agent or any Issuing Bank for its Ratable Share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse the Agent or any Issuing Bank for such other Lender’s Ratable Share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.5 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes. Each of the Agent and each Issuing Bank agrees to return to the Lenders their respective Ratable Shares of any amounts paid under this Section 7.5 that are subsequently reimbursed by TBC or any Borrower. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Agent, any Lender or a third party.

7.6	Resignation of Agent.

(a)

The Agent may at any time give notice of its resignation to the Lenders and the Company. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right with the consent of the Company (if no Event of Default has occurred and is continuing), such consent not to be unreasonably withheld or delayed, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (or such earlier day as shall be agreed by the Majority Lenders) (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to), on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above with the consent of the Company (if no Event of Default has occurred and is continuing), such consent not to be unreasonably withheld or delayed. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)

If the Person serving as Agent is a Defaulting Lender pursuant to clause (v) of the definition thereof, the Majority Lenders may, to the extent permitted by applicable law, by notice in writing to the Company and such Person remove such Person as Agent and, with the consent of the Company (if no Event of Default has occurred and is continuing), such consent not to be unreasonably withheld or delayed, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)

With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Agent on behalf of the Lenders hereunder, the retiring or removed Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time, if any, as the Majority Lenders appoint a successor Agent as provided for above. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Company to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 8.4 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as Agent.

7.7

Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Agent. The Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Agent and any such sub-agent.

7.8

Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

7.9

No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Agent or a Lender hereunder.

7.10

Lender ERISA Representation. Each Lender party to this Agreement as of the Closing Date represents and warrants as of the Closing Date to the Agent and each other Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, for the benefit of the Company or any other Borrower, that such Lender is not and will not be (i) an employee benefit plan subject to Title I of ERISA, (ii) a plan or account subject to Section 4975 of the Internal Revenue Code; (iii) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Internal Revenue Code that is using “plan assets” of any such plans or accounts to fund or hold Advances or perform its obligations under this Agreement; or (iv) a “governmental plan” within the meaning of ERISA.

ARTICLE 8

Miscellaneous

8.1	Modification, Consents and Waivers.

(a)

Waiver. No failure or delay on the part of any Lender in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power preclude any other or further exercise thereof or the exercise of any other right or power hereunder. No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.

(b)

Amendment. No amendment or waiver of any provision of this Agreement, any Notes or any Guaranties, nor consent to any departure by the Borrowers therefrom, shall in any event be effective unless such amendment, waiver or consent is in writing and signed by the Company and the Majority Lenders, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall do any of the following:

(i)	waive any of the conditions specified in Section 5.1 or 5.4, unless in writing and signed by all the Lenders,

(ii)

except as provided in Section 2.20 or Section 2.22, increase or extend the Commitments of the Lenders or subject the Lenders to any additional obligations, unless in writing and signed by each Lender directly affected thereby,

(iii)	reduce the principal of, or rate of interest on, the Advances or any fees, commissions or other amounts payable hereunder, unless in writing and signed by each Lender directly affected thereby,

(iv)

except as provided in Section 2.22, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees, commissions or other amounts payable hereunder, unless in writing and signed by each Lender directly affected thereby,

(v)

change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances or the number of Lenders required for the Lenders or any of them to take any action hereunder, or the definition of “Majority Lenders”, unless in writing and signed by all the Lenders,

(vi)	amend this Section 8.1, unless in writing and signed by all the Lenders, or

(vii)	release TBC from any of its obligations under any Guaranty or limit the liability of TBC as guarantor thereunder, unless in writing and signed by all the Lenders;

and provided further that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Agent under this Agreement or any Note and no amendment, waiver or consent shall, unless in writing and signed by the Issuing Banks in addition to the Lenders required above to take such action, adversely affect the rights or obligations of the Issuing Banks in their capacities as such under this Agreement.

(c)	Majority Lenders. Notwithstanding the foregoing, this Section 8.1 shall not affect the provisions of Section 4.4, “Waivers of Covenants”, or Article 6, “Events of Default”.

8.2	Notices.

(a)	Addresses. All communications and notices provided for hereunder shall be in writing and mailed, telecopied, telexed or delivered and,

if to the Agent, as set forth on Schedule II;

if to any Borrower,

care of The Boeing Company

100 N. Riverside

Mail Code: 5003 3648

Chicago, Illinois 60606

Attention: Assistant Treasurer, Corporate Finance and Banking

facsimile number (312) 544-2399

if to any Lender, at its Domestic Lending Office; or,

as to each party, at such other address as designated by such party in a written notice to each other party referring specifically to this Agreement.

(b)

Effectiveness of Notices. All communications and notices shall, when mailed, telecopied, or telexed, be effective when deposited in the mail, telecopied, or confirmed by telex answerback, respectively, provided that delivery of the items referred to in clauses (1), (3), (5) and (6) of Section 4.1(a) shall be effective when deemed to have been delivered as provided in such Section. Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or any Notes or of any Exhibit to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.

(c)

Electronic Mail. Electronic mail may be used to distribute routine communications, such as financial statements and other information, and documents to be signed by the parties hereto; provided, however, that no Notice of Borrowing, signature, or other notice or document intended to be legally binding shall be effective if sent by electronic mail.

(d)	Internet Distributions.

(1)

So long as Citibank or any of its Affiliates is the Agent, such materials as may be agreed between the Borrowers and the Agent may be delivered to the Agent in an electronic medium in a format acceptable to the Agent and the Lenders by e-mail at oploanswebadmin@citigroup.com. The Borrowers agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Company, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Agent or any of its Affiliates in connection with the Platform.

(2)

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender the Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

8.3	Costs, Expenses and Taxes.

(a)

TBC shall pay upon written request all reasonable costs and expenses in connection with the preparation, execution, delivery, modification and amendment requested by any of the Borrowers of this Agreement, any Notes and the Guaranties (including, without limitation, printing costs and the reasonable fees and out-of-pocket expenses of counsel for the Agent) and costs and expenses, if any, in connection with the enforcement of this Agreement, any Notes and the Guaranties (whether through negotiations, legal proceedings or otherwise and including, without limitation, the reasonable fees and out-of-pocket expenses of counsel), as well as any and all stamp and other taxes, and to save the Lenders and other holders of interests in the Advances or any Notes harmless from any and all liabilities with respect to or resulting from any delay by or omission of the Borrowers to pay such taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement, any Notes and the Guaranties.

(b)

TBC agrees to indemnify the Agent and each Lender and each of their Affiliates and their officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, penalties and expenses (including, without limitation, reasonable fees and expenses of counsel) incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) the Advances, this Agreement, the Notes, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Advances, except to the extent such claim, damage, loss, liability or expense resulted from such Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment and except that no Indemnified Party shall have the right to be indemnified hereunder to the extent such indemnification relates to relationships of, between or among each of, or any of, the Agent, the Lenders, any assignee of a Lender or any participant. In the case of any investigation, litigation or other proceeding to which this Section 8.3 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by TBC, its directors, shareholders or creditors or an Indemnified Party or any other Person or an Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrowers also agree not to assert any claim on any theory of liability for special, indirect, consequential or punitive damages against the Agent, any Lender, any of their Affiliates, or any of their respective directors, officers, employees, attorneys and agents, arising out of or otherwise relating to the Notes, this Agreement, any of the transactions contemplated herein or the actual or proposed use of the proceeds of Advances.

(c)

Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in Sections 2.14, 2.15 and 8.3 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the Notes for a period of seven years.

8.4

Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Borrowers, the Lenders and the Agent, and their respective successors and assigns, except that the Borrowers may not assign or transfer their rights hereunder without the prior written consent of all of the Lenders.

8.5

Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.6

Governing Law. This Agreement, any Notes, the Guaranties and each Borrower Subsidiary Letter shall be deemed to be contracts under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of such State.

8.7	Headings. The Table of Contents and Article and Section headings used in this Agreement are for convenience only and shall not affect the construction of this Agreement.

8.8

Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

8.9	Right of Set-Off. Each Lender and each of its Affiliates that is or was at one time a Lender hereunder is authorized at any time and from time to time, upon

(i)	the occurrence and during the continuance of any Event of Default and

(ii)	the making of the request or the granting of the consent specified by Section 6.2 to authorize the Agent to declare any Advances due and payable pursuant to the provisions of Section 6.2,

to the fullest extent permitted by law, without notice to any Borrower (any such notice being expressly waived by each Borrower), to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such Affiliate to or for the credit or the account of any Borrower against any and all of the obligations to such Lender or such Affiliate of such Borrower now or hereafter existing under this Agreement and any Notes held by such Lender, whether or not such Lender has made a demand under this Agreement or such Notes and although such obligations may be unmatured. Each Lender shall promptly notify any Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Lender and its Affiliates may have.

8.10	Confidentiality. Neither the Agent nor any Lender shall disclose any Confidential Information to any other Person without the consent of a Borrower, other than

(a)

to the Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents, representatives and advisors (“Permitted Parties”) and their respective professional advisors and, as contemplated by Section 2.21(f), to actual or prospective assignees and participants and their respective agents and advisors, and then only on a confidential basis,

(b)	as required by any law, rule or regulation or judicial process,

(c)	any rating agency, or direct or indirect provider of credit protection to any Permitted Party, and then only on a confidential basis; and

(d)

as requested or required by any state, federal or foreign regulatory, supervisory, governmental or quasi-governmental authority with jurisdiction over a Permitted Party or examiner regulating banks or banking or other financial institutions.

The Agent and the Lenders are strictly prohibited from disclosing the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers.

8.11

Agreement in Effect. This Agreement shall become effective upon its execution and delivery, respectively, to the Agent and TBC by TBC and the Agent, and when the Agent shall have been notified by each Lender listed on Schedule I that such Lender has executed it.

8.12

No Liability of the Issuing Banks. None of the Agent, the Lenders nor any Issuing Bank, nor any of their Affiliates, or the respective directors, officers, employees, agents and advisors of such Person or such Affiliate, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder, or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or any failure to honor a Letter of Credit where such Issuing Bank is, under applicable law, required to honor it. The parties hereto expressly agree that, as long as the Issuing Bank has not acted with gross negligence or willful misconduct, such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

8.13

Patriot Act Notice. Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Company that pursuant to the requirements of Section 326 of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) and the promulgated regulations thereto (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or the Agent, as applicable, to identify such Borrower in accordance with the Patriot Act. Each Borrower shall provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by the Agent or any Lenders in order to assist the Agent and the Lenders in maintaining compliance with the Patriot Act.

8.14	Jurisdiction, Etc..

(a)

Each of the parties hereto hereby irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto or any Related Party of the foregoing arising out of or relating to this Agreement or any other Loan Document, in any forum other than any New York State court or federal court of the United States of America sitting in New York City, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the extent permitted by applicable law, in such federal court. Each Subsidiary Borrower hereby agrees that service of process in any such action or proceeding may be made upon the Company and each Subsidiary Borrower hereby irrevocably appoints the Company its authorized agent to accept such service of process, and agrees that the failure of the Company to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to the Company at its address specified pursuant to Section 8.2. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b)

Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

8.15	No Fiduciary Duty.

The Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Borrowers. TBC agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, TBC and its Affiliates, on the one hand, and the Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Agent, the Issuing Banks, the Lenders or their respective Affiliates and no such duty will be deemed to have arisen in connection with any such transactions or communications.

8.16

Waiver of Jury Trial. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other person has represented, expressly or otherwise, that such other person would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

8.17

Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges and accepts that any liability of any Lender under or in connection with this Agreement may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) the application of any Write-Down and Conversion Powers by a Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender party hereto that is subject to the Write-Down and Conversion Powers of any Resolution Authority; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any Resolution Authority.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers thereunto duly authorized as of the day and year first above written.

THE BOEING COMPANY

By	/s/ Ruud Roggekamp
Name: Ruud Roggekamp
Title: Assistant Treasurer

CITIBANK, N.A., Individually and as Agent

By	/s/ Susan M. Olsen
Name: Susan M. Olsen
Title: Vice President

Syndication Agent

JPMORGAN CHASE BANK, N.A.

By	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

Documentation Agents

BANK OF AMERICA, N.A.

By	/s/ Prathamesh Kshirsagar
Name: Prathamesh Kshirsagar
Title: Vice President

DEUTSCHE BANK AG NEW YORK BRANCH

By	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By	/s/ Virginia Cosenza
Name: Virginia Cosenza
Title: Vice President

MIZUHO BANK, LTD.

By	/s/ Donna De Magistris
Name: Donna DeMagistris
Title: Executive Director

SUMITOMO MITSUI BANKING CORPORATION

By	/s/ Michael Maguire
Name: Michael Maguire
Title: Executive Director

WELLS FARGO BANK, N.A.

By	/s/ Adam Spreyer
Name: Adam Spreyer
Title: Director

2

Lenders

BANCO BILBAO VIZCAYA ARGENTARIA S.A., NEW YORK BRANCH

By	/s/ Cara Younger
Name: Cara Younger
Title: Executive Director

By	/s/ Mauricio Benitez
Name: Mauricio Benitez
Title: Executive Director

BNP PARIBAS

By	/s/ Tony Baratta
Name: Tony Baratta
Title: Managing Director

By	/s/ Todd Grossnickle
Name: Todd Grossnickle
Title: Director

COMMERZBANK AG, NEW YORK BRANCH

By	/s/ Michael Ravelo
Name: Michael Ravelo
Title: Managing Director

By	/s/ Bianca Notari
Name: Bianca Notari
Title: Vice President

MUFG BANK, LTD.

By	/s/ Oscar Cortez
Name: Oscar Cortez
Title: Authorized Signatory

ROYAL BANK OF CANADA

By	/s/ Richard C. Smith
Name: Richard C. Smith
Title: Authorized Signatory

3

SOCIETE GENERALE

By	/s/ Kimberly Metzger
Name: Kimberly Metzger
Title: Director

BANCO SANTANDER, S.A. NEW YORK BRANCH

By	/s/ Xavier Ruiz Sena
Name: Xavier Ruiz Sena
Title: Managing Director

By	/s/ Rita Walz-Cuccioli
Name: Rita Walz-Cuccioli
Title: Executive Director

BARCLAYS BANK PLC

By	/s/ Russell C. Johnson
Name: Russell C. Johnson
Title: Director

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK

By	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By	/s/ Gary Herzog
Name: Gary Herzog
Title: Managing Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH

By	/s/ Judith Smith
Name: Judith Smith
Title: Authorized Signatory

By	/s/ Lingzi Huang
Name: Lingzi Huang
Title: Authorized Signatory

GOLDMAN SACHS BANK USA

By	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

4

MORGAN STANLEY BANK, N.A.

By	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

DBS BANK LTD.

By	/s/ Ong Sie Wei
Name: Ong Sie Wei
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION

By	/s/ James N. DeVries
Name: James N. DeVries
Title: Senior Vice President

AUSTRALIA AND NEW ZEALAND BANKING GROUP LIMITED

By	/s/ Robert Grillo
Name: Robert Grillo
Title: Director

BANK OF CHINA, NEW YORK BRANCH

By	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

INDUSTRIAL AND COMMERCIAL BANK OF CHINA LIMITED, NEW YORK BRANCH

By	/s/ Kan Chen
Name: Kan Chen
Title: Director

By	/s/ Chao Liang
Name: Chao Liang
Title: Executive Director

LLOYDS BANK CORPORATE MARKETS, PLC

By	/s/ Kamala Basdeo
Name: Kamala Basdeo
Title: Assistant Vice President

By	/s/ Tina Wong
Name: Tina Wong
Title: Assistant Vice President

5

STANDARD CHARTERED BANK

By	/s/ James Beck
Name: James Beck
Title: Associate Director

STATE BANK OF INDIA, NEW YORK BRANCH

By	/s/ Manoranjan Panda
Name: Manoranjan Panda
Title: Vice President and Head (Credit)

SUNTRUST BANK

By	/s/ Alexander Harrison
Name: Alexander Harrison
Title: Vice President

WESTPAC BANKING CORPORATION

By	/s/ Richard Yarnold
Name: Richard Yarnold
Title: Senior Relationship Manager

THE NORTHERN TRUST COMPANY

By	/s/ Lisa DeCristofaro
Name: Lisa DeCristofaro
Title: Senior Vice President

FIRST ABU DHABI BANK USA N.V.

By	/s/ Husam Arabiat
Name: Husam Arabiat
Title: Country CEO - USA

By	/s/ Pamela Sigda
Name: Pamela Sigda
Title: Country CFO - USA

RIYAD BANK, HOUSTON AGENCY

By	/s/ Michael Meiss
Name: Michael Meiss
Title: General Manager

By	/s/ Manny Cafeo
Name: Manny Cafeo
Title: Vice President, Operations Manager

6

STATE STREET BANK AND TRUST COMPANY

By	/s/ Adebusola Laguda
Name: Adebusola Laguda
Title: Vice President

ICICI BANK LIMITED, NEW YORK BRANCH

By	/s/ Leslie Matthew
Name: Leslie Matthew
Title: Head, Corporate and Commercial Banking

INTESA SANPAOLO S.P.A. NEW YORK BRANCH

By	/s/ Francesco Calcara
Name: Franceso Calcara
Title: VP-Senior Relationship Manager

By	/s/ Alessandro Toigo
Name: Alessandro Toigo
Title: Regional Business Manager

7

SCHEDULE I

COMMITMENTS

Name of Initial Lender	Commitment
Citibank, N.A.	$218,333,333.32
JPMorgan Chase Bank, N.A.	$218,333,333.33
Bank of America, N.A.	$166,666,666.67
Deutsche Bank AG New York Branch	$166,666,666.67
Mizuho Bank, Ltd.	$166,666,666.67
Sumitomo Mitsui Banking Corporation	$166,666,666.67
Wells Fargo Bank, National Association	$166,666,666.67
Banco Bilbao Vizcaya Argentaria, S.A., New York Branch	$116,666,666.67
BNP Paribas	$116,666,666.67
Commerzbank AG, New York Branch	$116,666,666.67
MUFG Bank, Ltd.	$116,666,666.67
Royal Bank of Canada	$116,666,666.67
Societe Generale	$116,666,666.67
Banco Santander, S.A., New York Branch	$100,000,000.00
Barclays Bank PLC	$83,333,333.33
Credit Agricole Corporate and Investment Bank	$83,333,333.33
Credit Suisse AG Cayman Islands Branch	$83,333,333.33
Goldman Sachs Bank USA	$83,333,333.33
Morgan Stanley Bank, N.A.	$83,333,333.33
DBS Bank Ltd.	$66,666,666.67
U.S. Bank National Association	$66,666,666.67
Australia and New Zealand Banking Group Limited	$50,000,000.00

Bank of China, New York Branch	$50,000,000.00
Industrial and Commercial Bank of China Limited, New York Branch	$50,000,000.00
Lloyds Bank Corporate Markets, plc	$50,000,000.00
Standard Chartered Bank	$50,000,000.00
State Bank of India, New York Branch.	$50,000,000.00
SunTrust Bank	$50,000,000.00
Westpac Banking Corporation	$50,000,000.00
The Northern Trust Company	$40,000,000.00
First Abu Dhabi Bank USA N.V.	$33,333,333.33
Riyad Bank, Houston Agency	$33,333,333.33
State Street Bank and Trust Company	$33,333,333.33
ICICI Bank Limited, New York Branch	$20,000,000.00
Intesa Sanpaolo S.p.A New York Branch	$20,000,000.00
Total of Commitments:	$3,200,000,000.00

2

SCHEDULE II

AGENT CONTACT DETAILS

Citibank, N.A.

Building #3

1615 BRETT RD

New Castle, DE 19720

Attention: Bank Loans Syndications Department

Administrative Contact for Investor Inquiries:

Investor Relations

Phone: (302) 894-6010

Fax: (212) 994-0961

e-mail address: global.loans.support@citi.com

Administrative Contact for Investor Assignments:

Third Party Group

Fax#: 212-994-0961

e-mail address: thirdparty@citi.com

Administrative Contact for Disclosure Requests:

Disclosure Unit

Fax: (212) 994-0961

e-mail address: oploanswebadmin@citi.com

Administrative Contact for Admin Detail Changes:

Static Data Team

Fax: (212) 994-0961

e-mail address: GLUtilityAgencyLoansOps@citi.com